Exhibit 10.29

limited liability company AGREEMENT

OF LooKOUT MOUNTAIN llc

Dated effective as of June 28, 2019

THE SALE OF INTERESTS IN THE COMPANY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS IN RELIANCE ON EXEMPTIONS FROM REGISTRATION.  INTERESTS MAY NOT BE OFFERED OR SOLD ABSENT AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, UNLESS EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS ARE AVAILABLE.  THE COMPANY HAS THE RIGHT TO REQUIRE ANY POTENTIAL TRANSFEROR OF AN INTEREST TO DELIVER AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY BEFORE ANY TRANSFER TO THE EFFECT THAT EXEMPTIONS FROM APPLICABLE REGISTRATION AND QUALIFICATION REQUIREMENTS ARE AVAILABLE FOR THE TRANSFER.  IN ADDITION, THIS AGREEMENT CONTAINS ADDITIONAL SUBSTANTIAL RESTRICTIONS ON THE TRANSFER OF INTERESTS.

TABLE OF CONTENTS

Page No.

ARTICLE I DEFINITIONS AND INTERPRETATION1

1.1Definitions1

1.2Interpretation1

1.3Coordination With Exhibits2

ARTICLE II The Limited Liability Company2

2.1General2

2.2Name2

2.3Purposes2

2.4Limitation3

2.5The Members3

2.6Issuance of Additional Interests3

2.7Term3

2.8Registered Agent; Offices3

ARTICLE III Interests; Capital Contributions3

3.1Interests3

3.2Initial Contributions4

3.3Failure to Make Initial Contribution6

3.4Joint Funding8

3.5Cash Calls8

3.6Remedies for Failure to Meet Cash Calls9

3.7Security Interest11

3.8Return of Contributions11

ARTICLE IV MEMBERS11

4.1Limited Liability11

4.2Company Indemnification of Members12

4.3Member Indemnification12

4.4Member Reimbursement Obligations13

4.5Coordination14

4.6Exclusive Rights of Members14

4.7Meetings; Written Consent14

4.8No Member Fees14

4.9No State-Law Partnership14

4.10No Implied Covenants; No Fiduciary Duties14

4.11Other Business Opportunities15

ARTICLE V COMPANY MANAGEMENT15

5.1Management Authority15

5.2Management Committee15

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5.3Management Committee; Duties18

5.4Standards of Care21

5.5Exculpation21

5.6Indemnification of Representatives22

5.7Resignation; Removal; Replacement23

5.8Payments to Representatives or Officers23

5.9Affiliate Transactions23

5.10Changes to Mining Law23

PROGRAMS AND BUDGETS; ACCOUNTING AND REPORTING 24

6.1Initial Program and Budget24

6.2Operations Under Programs and Budgets24

6.3Presentation of Proposed Programs and Budgets24

6.4Approval of Proposed Programs and Budgets24

6.5Amendments25

6.6Election to Participate25

6.7Recalculation and Restoration for Actual Contributions26

6.8Deadlock on Proposed Programs and Budgets27

6.9Budget Overruns; Program Changes28

6.10Emergency or Unexpected Expenditures28

6.11Monthly Reports28

6.12Inspection Rights28

6.13Independent Audit29

ARTICLE VII DISTRIBUTIONS; DISPOSITION OF PRODUCTION30

7.1Distributions30

7.2Liquidating Distributions31

7.3Disposition of Products31

ARTICLE VIII TRANSFERS AND ENCUMBRANCES  OF INTERESTS33

8.1Restrictions on Transfer33

8.2Permitted Transfers and Permitted Interest Encumbrances33

8.3Additional Limitations on Transfers and Encumbrances34

8.4Right of First Refusal35

8.5Substitution of a Member35

8.6Conditions to Substitution36

8.7Admission as a Member37

8.8Economic Interest Holders37

ARTICLE IX RESIGNATION, DISSOLUTION AND LIQUIDATION37

9.1Resignation37

9.2Non-Compete Covenant39

9.3Dissolution39

9.4Liquidation39

9.5Termination41

ARTICLE X AREA OF INTEREST; ABANDONMENT 41

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10.1Acquisitions Within Area of Interest41

ARTICLE XI DISPUTES42

11.1Dispute Resolution42

11.2Executive Mediation43

11.3Arbitration43

ARTICLE XI MISCELLANEOUS45

11.1Confidentiality45

11.2Public Announcements45

11.3Notices46

11.4Headings46

11.5Waiver46

11.6Amendment46

11.7Severability47

11.8Force Majeure47

11.9Rules of Construction47

11.10Governing Law47

11.11Waiver of Jury Trial; Consent to Jurisdiction47

11.12Further Assurances47

11.13Survival47

11.14No Third Party Beneficiaries48

11.15Entire Agreement48

11.16Parties in Interest49

11.17Counterparts49

11.18Rule Against Perpetuities49

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APPENDIX AND EXHIBITS

Appendix ADefined Terms

Exhibit AProperty Description and Area of Interest

Exhibit BAccounting Procedure

Exhibit CTax Matters

Exhibit DNet Proceeds Calculation

Exhibit EForm of Net Smelter Returns Royalty Deed

Exhibit FInsurance

Exhibit GInitial Program and Budget

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LIMITED LIABILITY COMPANY AGREEMENT
OF
LOOKOUT MOUNTAIN LLC

This Limited Liability Company Agreement (this “Agreement”) is effective as of June 28, 2019 (the “Effective Date”), between Timberline Resources Corp., a Delaware corporation (“Timberline”), and PM&Gold Mines, Inc., a Nevada corporation (“PM&G”), as the Members.

Recitals

A.Timberline owns, through its indirect, wholly-owned subsidiary, BH Minerals USA, Inc., certain Properties in Eureka County, Nevada as described in Exhibit A.

B.Timberline and PM&G have caused the formation of the Company to own the Properties and to conduct the Operations contemplated by this Agreement.

In consideration of the covenants and agreements in this Agreement, the parties to or bound by this Agreement agree as follows:

ARTICLE IDEFINITIONS AND INTERPRETATION

1.1Definitions

.  In addition to the capitalized terms defined in other provisions of this Agreement, as used in this Agreement, capitalized terms have the meanings given in Appendix A.

1.2Interpretation

.  In interpreting this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require, (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by those words or words of similar import, (b) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, including the Appendix or Exhibits, and not to any particular Article, Section, or other subdivision of this Agreement or Appendix or Exhibit to this Agreement, (c) any pronoun shall include the corresponding masculine, feminine, and neuter forms, (d) the singular includes the plural and vice versa, (e) references to any agreement (including this Agreement) or other document are to the agreement or document as amended, modified, supplemented, and restated now or from time to time in the future, (f) references to any Law are to it as amended, modified, supplemented, and restated now or from time to time in the future, and to any corresponding provisions of successor Laws, (g) except as otherwise expressly provided in this Agreement, references to an “Article,” “Section,” “preamble,” “recital,” or another subdivision, or to the “Appendix” or an “Exhibit,” are to an Article, Section, preamble, recital or subdivision of this Agreement, or to the “Appendix” or an “Exhibit” to this Agreement, (h) references to any Person include the Person’s respective successors and permitted assigns, (i) references to “dollars” or “$” shall mean the lawful currency of the United States of America, (j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days, (k) if interest is to be computed under this Agreement, it shall be computed on the basis of a 360-day year of twelve 30-day months, (l) if any action or notice is to be taken or given on or

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by a particular calendar day, and the calendar day is not a Business Day, then the action or notice may be taken or given on the next succeeding Business Day, and (m) any financial or accounting terms that are not otherwise defined herein shall have the meanings given under GAAP.

1.3Coordination With Exhibits

.  Notwithstanding Section 1.2(g), except as otherwise expressly provided in an Exhibit, references in the Exhibit to an “Article,” or “Section” or another subdivision, are to an “Article,” “Section” or subdivision of the Exhibit.  Except as otherwise provided in an Exhibit, capitalized terms used in the Exhibit that are not defined in the Exhibit shall have the meanings given to them in this Agreement.  If any provision of an Exhibit, other than Exhibit C, conflicts with any provision in the body of this Agreement, the provision in the body of this Agreement shall control.  If any provision of Exhibit C conflicts with any provision in the body of this Agreement, the provision in Exhibit C shall control.

ARTICLE IIThe Limited Liability Company

2.1General

.  The Company has been duly organized under the Act by the filing of its certificate of formation in the Office of the Delaware Secretary of State by an authorized person.   The Members agree that their rights relating to the Company, the Assets and Operations shall be subject to and governed by this Agreement.  To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that also is provided for in the Act.

2.2Name

.  The name of the Company shall be “Lookout Mountain LLC.”  The Management Committee shall accomplish any filings or registration required by jurisdictions in which the Company conducts its Business.

2.3Purposes

.  The Company is formed for the following purposes:

(a)to conduct Exploration within the Properties and the Area of Interest;

(b)to acquire additional real property and other interests within the Area of Interest;

(c)to evaluate the possible Development and Mining of the Properties and other Assets acquired within the Area of Interest;

(d)to engage in Development and Mining on the Properties and other Assets acquired within the Area of Interest;

(e)to engage in the marketing, sale and distribution of Products, to the extent provided in Section 7.3; and

(f)to perform any other activities necessary, appropriate or incidental to any of the foregoing or to satisfy or comply with Environmental Compliance obligations, Continuing Obligations and Laws.

Limited Liability Company Agreement of Lookout Mountain LLC: Page 2

2.4Limitation

.  Unless the Members otherwise agree in writing, the Business of the Company shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge those purposes.

2.5The Members

.  The Management Committee shall maintain a register containing the name, business address, Interest and Representatives of each Member, updated to reflect the admission of additional or substituted Members, changes of address, changes in Interests and other changes in accordance with this Agreement, and shall provide the updated register to any Member promptly after the written request of the Member.

2.6Issuance of Additional Interests

.  Additional Interests may be issued for such Capital Contributions and with such rights, privileges and preferences as shall be unanimously approved by the Management Committee.  If the issuance of additional Interests has been properly approved under this Section 2.6, the Persons to whom such additional Interests have been issued shall automatically be admitted to the Company as Members.

2.7Term

.  The Company has perpetual existence; provided, that the Company shall be dissolved upon the occurrence of an event described in Section 9.3.

2.8Registered Agent; Offices

.  The initial registered office and registered agent of the Company are in the Company’s certificate of formation.  The Management Committee may from time to time designate a successor registered office and registered agent and may amend the certificate of formation of the Company to reflect the change without the approval of the Members.  The location of the principal place of business of the Company shall be Management Committeesuch location selected by the Management Committee.

ARTICLE IIIInterests; Capital Contributions

3.1Interests

.

(a)Initial Interests.  The initial Interest of Timberline is 49%.  The initial Interest of PM&G is 51%.

(b)Adjustments to Interests.  The Interests of the Members shall be adjusted (i) upon the resignation or deemed resignation of a Member under Sections 3.3, 3.6(d) or 9.1 or upon the redemption of a Member’s Interest, to reflect the cancellation of the Member’s Interest, (ii) upon an election by a Non-Contributing Member to contribute less to an adopted Program and Budget than the percentage reflected by the Non-Contributing Member’s Interest, or an election by a Contributing Member to make an Excess Contribution of an Underfunded Amount, in each case as provided in Section 6.6, (iii) upon the recalculation or restoration of Interests after the completion of a Program and Budget under Section 6.7, (iv) upon the default by a Member in making its required Capital Contributions to an adopted Program and Budget, followed by a proper election by the Non-Defaulting Member under Section 3.6(c), (v) upon the Transfer by a Member of all or less than all of its Interest under Article X, and (vi) upon the issuance of additional Interests in the Company under Section 2.6.

Limited Liability Company Agreement of Lookout Mountain LLC: Page 3

3.2Initial Contributions

.

(a)Timberline Initial Contribution.  As its Initial Contribution, Timberline has contributed to the Company as of the Effective Date all of its right, title and interest in and to the Properties, the Underlying Agreements and the Existing Data described on Exhibit A.  The Members agree that the fair market value of Timberline’s Initial Contribution as of the Effective Date equals $5,800,000.

(b)PM&G Initial Contribution.  As its Initial Contribution, PM&G shall (i) contribute to the Company and cause the Company to incur Qualifying Expenses as provided under Section 3.2(b)(i) (and Section 3.2(b)(ii) if an election is made by PM&G under Section 3.2(b)(ii) to earn the Phase II Interest and Timberline elects not to participate at the Phase II level) or make the payments and contributions required under Sections 3.2(b)(iii) during the Earn-In Period (the “Minimum Work Requirement”),and (ii) pay holding costs for the Leased Property under Section 3.2(b)(vi); provided, however, that PM&G may contribute and cause the Company to incur more Qualifying Expenses for any Annual Period than the minimum amount required, and may carry forward the excess amount to reduce the minimum amount required for the Phase I Contribution in any subsequent Annual Period.  The minimum amount required to be contributed by PM&G and incurred by the Company in Qualifying Expenses for any Annual Period with respect to the Phase I Contribution, after taking into account the carry-forward of excess amounts from previous Annual Periods, is referred to as the “Minimum Expense Amount.”

(i)Phase I Contribution.   Subject to Sections 3.2(b)(iii) and (v), PM&G shall contribute to the Company and cause the Company to incur a minimum of $3,000,000 in Qualifying Expenses during each of the first two Annual Periods, so that by the end of the second Annual Period (the “Phase I Due Date”), PM&G has contributed to the Company and caused the Company to incur an aggregate of $6,000,0000 in Qualifying Expenses (the “Phase I Contribution”).  The period from the Effective Date until the Phase I Due Date or such earlier date that PM&G has contributed and caused the Company to incur an aggregate of $6,000,000 in Qualifying Expenses and payments under Sections 3.2(b)(iii) and (vi) is referred to as the “Phase I Earn-In Period.”  PM&G shall promptly give notice to Timberline of the completion of its Phase I Contribution.

(ii)Phase II Contribution.  At any time prior to or after completion of the Phase I Contribution, PM&G may elect to incur additional expenses outside of Phase I Contributions to advance the Properties towards completion of a Phase II Contribution (as defined below).  Upon completion of Phase I and upon PM&G determining to initiate and/or continue Phase II Contributions by written notice to Timberline (“Phase II Notice”), Timberline may elect to move the Company to Joint Funding under Section 3.4 or grant PM&G the additional opportunity to earn the Phase II Interest (as defined below). Timberline will notify PM&G within 60 days of the Phase II Notice of its intent to move to Joint Funding and, if Timberline elects to move to Joint Funding, within 60 days of the Phase II Notice, Timberline will provide its pro-rata portion of the payment of any Phase II Contributions that may have occurred concurrently with Phase I activities (PM&G will provide proper documentation regarding expenditures made to-date on the Properties for Phase II in the Phase II Notice). PM&G shall provide the Phase II Notice to Timberline within 30 days after the completion of its

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Phase I Contribution.  The failure of PM&G to provide such a Phase II Notice shall be deemed an election by PM&G not to make its Phase II Contribution.  If Timberline elects to move to Joint Funding, all future costs incurred by the Company for the Properties, including but not limited to, the Development and Mining of the Properties will be split on a pro-rata basis pursuant to the terms hereof. If Timberline does not elect to move to Joint Funding, then PM&G will have the right to earn an additional Membership Interest (the “Phase II Interest”) by making Capital Contributions in addition to its Phase I Contribution in an amount sufficient to complete a bankable feasibility study in accordance with Canadian National Instrument 43-101 and any applicable regulations of the United States Securities and Exchange Commission to establish proven and probable reserves (the “Phase II Contribution”) for Qualifying Expenses on or before the end of the third Annual Period following the end of the Phase I Earn-In Period (the “Phase II Due Date”).  If PM&G makes such an election, the period from the end of the Phase I Earn-In Period until the Phase II Due Date or such earlier date that PM&G has made its entire Phase II Contribution is referred to as the “Phase II Earn-In Period.”  The Phase I Earn-In Period and, if Timberline elects not to move to Joint Funding and PM&G elects to make its Phase II Contribution, the Phase II Earn-In Period, are referred to collectively as the “Earn-In Period.”  The Phase II Interest shall not be deemed issued to PM&G until the entire amount of its Phase II Contribution has been contributed to the Company, at which time the Interest of PM&G shall increase by 19% to 70%, and the Interest of Timberline shall decrease by 19% to 30%.  For the avoidance of doubt, the increase in the Interest of PM&G upon the completion of its Phase II Contribution shall be deemed the issuance to PM&G of an additional Membership Interest in exchange for the Phase II Contribution, and not the sale by Timberline of any portion of its Membership Interest.  PM&G shall provide written notice to Timberline of its completion of its Phase II Contribution.

If PM&G elects not to proceed with the Phase II Contribution, either (i) after Timberline has determined not to move to Joint Funding following the completion of Phase I or (ii) after PM&G has begun but not completed the Phase II Contribution, PM&G must elect within 60 days by written notice to Timberline to either (i) move to Joint Funding under Section 3.4, (ii) permit Timberline to complete the Phase II Contribution, (iii) relinquish PM&G’s Interests in exchange for either (A) the right to receive 10% of Net Proceeds (Net Proceeds, if any, shall be paid in accordance with Exhibit D)  or (B) a 2% Net Smelter Returns Royalty to be paid in gold pursuant to a Net Smelter Returns Royalty Deed in the form of Exhibit E or (iv) sell its PM&G Interests to Timberline pursuant to Section 8.3 hereof.  If PM&G elects to permit Timberline to complete the Phase II Contribution, and Timberline elects to complete the Phase II Contribution, then upon Timberline completing the Phase II Contribution, the Interest of PM&G shall decrease by 21%, to 30% and the Interest of Timberline shall increase by 21% to 70% (“Timberline Phase II Interest”).  For the avoidance of doubt, the increase in the Interest of Timberline upon the completion of the Phase II Contribution shall be deemed the issuance to Timberline of an additional Membership Interest in exchange for the Phase II Contribution, and not the sale by PM&G of any portion of its Membership Interest.  The Timberline Phase II Interest shall not be deemed issued to Timberline until the entire amount of its Phase II Contribution has been contributed to the Company. Timberline shall provide written notice to PM&G of its completion of the Phase II Contribution, if applicable.

Upon completion of the Phase II Contribution by PM&G, Timberline must elect within 30 days by written notice to PM&G to either (i) move to Joint Funding under Section 3.4,

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(ii) relinquish Timberline’s Interests in exchange for either (A) the right to receive 10% of Net Proceeds (Net Proceeds, if any, shall be paid in accordance with Exhibit D)  or (B) a 2% Net Smelter Returns Royalty to be paid in gold pursuant to a Net Smelter Returns Royalty Deed in the form of Exhibit E or (iii) sell its Timberline Interests pursuant to Section 8.3 hereof.

(iii)In Lieu Payments.  If PM&G fails or elects not to incur the Minimum Expense Amount during any Annual Period in the Phase I Earn-in Period and the failure is not excused by a Force Majeure Event, then, in order to satisfy the Minimum Work Requirement for the Annual Period and continue to have the right to complete its Phase I Contribution without a resignation under Section 3.3, PM&G shall make a payment to Timberline equal to (A) the Minimum Expense Amount for the Annual Period minus (B) the Qualifying Expenses incurred by PM&G during the Annual Period.  Any such payment shall be made within 30 days after the end of the Annual Period.

(iv)Control of Operations.  During the Phase I Earn-In Period, Timberline shall control all day to day Operations of the Company subject to approval of Programs and Budgets by the Management Committee.  During the Phase II Earn-In Period, if applicable, either PM&G, if PM&G has elected to proceed with the Phase II Contribution, or Timberline, if PM&G has elected not to proceed with the Phase II Contribution and Timberline has so elected, will have the sole right to determine the nature, timing, scope, extent and method of all Operations without any obligation to hold meetings of the Management Committee, to prepare Programs and Budgets for review, comment or approval by the Management Committee, or to obtain the approval or consent of Timberline, PM&G or the Management Committee, as applicable.  In conducting such Operations during the Phase II Earn-In Period, PM&G or Timberline, as the case may be, shall, subject to Sections 5.4 and 5.5, have all of the rights, powers and obligations of the Management Committee under Article V, except that PM&G or Timberline, as applicable, shall not have right, power or obligation to perform any activities described in clauses (f)(ii), (iii), (vii), (viii), (ix), (x) or (xi) of Section 5.2 or clauses (g), (i) or (k) of Section 5.3 that would otherwise require approval of Timberline, PM&G or the Management Committee without obtaining the requisite approval as provided in those Sections.  For all such Operations during the Phase II Earn-In Period, PM&G or Timberline, as applicable, shall provide for the reservation of funds to cover reasonably anticipated Environmental Compliance expenses, which shall constitute Qualifying Expenses, and upon completion of its Phase II Contribution, PM&G or Timberline, as applicable, shall transfer any reserved but unexpended funds to the Environmental Compliance Fund established under Section 2.14 of Exhibit B.

(v)Proof of Expenditures.  During the Phase I Earn-in Period, the Management Committee shall (A) within 60 days after the end of each Annual Period, provide Timberline with a written statement of Qualifying Expenses, certified as being complete and accurate by the Management Committee, and (B) promptly after a written request from Timberline or PM&G delivered during the six month period after providing such a written statement, make available for review by Timberline or PM&G during normal business hours, supporting backup invoices, statements and similar documents.   If in connection with such a review the Members agree that an expenditure is not a valid Qualifying Expense, or that the amount of required Qualifying Expenses is deficient, PM&G may satisfy its Minimum Work Requirement with respect to the deficiency by making a payment to Timberline in the amount of the deficiency within 30 days after Timberline and PM&G agree as to the deficiency.

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(vi)Payments of Holding Costs for Leased Property.  During the Earn-In Period, as part of its Phase I Contribution and Phase II Contribution, as applicable, PM&G in Phase I and either PM&G or Timberline in Phase II, as applicable, shall timely make all payments required under the Leases, timely pay all mining claim maintenance fees required to maintain the unpatented mining claims comprising a portion of the Leased Property, and timely perform any work commitments contained in the Leases.  All payments made or expenses incurred by PM&G under this Section 3.2(b)(vi) during any Phase I Contribution Annual Period shall be considered Qualifying Expenses and shall apply against the Minimum Expense Amount for the Annual Period.  If PM&G has elected not to proceed with the Phase II Contribution, has permitted Timberline to proceed with the Phase II Contribution and Timberline has elected to proceed with the Phase II Contribution, then Timberline shall timely make all payments required under the Leases, timely pay all mining claim maintenance fees required to maintain the unpatented mining claims comprising a portion of the Leased Property, and timely perform any work commitments contained in the Leases.

(viii)Acceleration of Schedule.  PM&G may, in its sole discretion, accelerate the schedule to complete the Minimum Work Requirement for the Phase I Contribution, the expiration of the Earn-In Period and the completion of its Phase I Contribution or Phase II Contribution by written notice to Timberline that PM&G has completed the Minimum Work Requirement for the Phase I Contribution or the Phase II Contribution, as applicable.

3.3Failure to Make Initial Contribution.

(a)Failure to Complete Phase I Contribution.  Before the completion by PM&G of its Phase I Contribution, PM&G may voluntarily resign as a Member immediately upon written notice to Timberline.  In addition, if PM&G fails to make any portion of its Phase I Contribution under Section 3.2, and such failure is not cured before written notice from Timberline to PM&G of such failure, then PM&G shall be deemed to have resigned as a Member in breach of Section 3.2 within the meaning of Sections 18-306(2) and 18-502(c) of the Act effective as of the date of PM&G’s notice.

(b)Effect of Failure to Complete Phase I Contribution.  Upon PM&G’s resignation (either voluntary or deemed) under Section 3.3(a), PM&G shall have no further obligation to make any remaining portion of its Initial Contribution, and, subject to the other provisions of this Section 3.3(b) and Section 9.1(a), the relinquishment of PM&G’s Interest under Section 9.1(a) shall be the sole remedy for the failure of PM&G to complete its Initial Contribution; provided, however, that (i) if PM&G resigns during the first Annual Period and has not contributed to the Company and caused the Company to incur at least $2,000,000 in Qualifying Expenses (subject to PM&G’s right to remedy a deficiency under Section 3.2(b)(v)), then PM&G shall pay to Company the amount (if any) by which $2,000,000 exceeds the Qualifying Expenses actually incurred by PM&G before the resignation, (ii) PM&G shall not be relieved of its obligation to fund any contractual obligations to third parties entered into by PM&G on behalf of the Company before the date of the resignation, and (iii) PM&G shall have the rights and obligations specified in Section 9.1(a).

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(c)Failure to Complete Phase II Contribution.  Following Timberline’s election not to move to Joint Funding and PM&G’s election to make its Phase II Contribution, PM&G may subsequently elect in its sole discretion by written notice to Timberline not to complete its Phase-II Contribution.  The failure of PM&G to complete its Phase-II Contribution under Section 3.2 that is not cured within 30 days after written notice from Timberline to PM&G shall be deemed an election by PM&G not to complete its Phase II Contribution.  Any election or deemed election by PM&G not to complete its Phase II Contribution shall not be considered a default.  If PM&G completes its Phase I Contribution but elects not to make, or elects or is deemed to elect not to complete its Phase II Contribution, then it shall retain its initial Interest and its Initial Contribution; provided, however, that (i) its Contributed Capital shall consist only of its Phase I Contribution, and (ii) for all purposes of calculating Interests under this Agreement, any portion of the Phase II Contribution made by PM&G shall be deemed not to have been made. Following PM&G’s election not to complete the Phase II Contribution, PM&G must make an election within 10 days pursuant to Section 3.2(b)(ii) as if PM&G had elected not to proceed with the Phase II Contribution.

If PM&G has elected not to proceed with the Phase II Contribution, has permitted Timberline to proceed with the Phase II Contribution pursuant to Section 3.2(b)(ii) and Timberline has elected to proceed with the Phase II Contribution, then Timberline may subsequently elect in its sole discretion by written notice to PM&G not to complete its Phase-II Contribution.  The failure of Timberline to complete its Phase-II Contribution under Section 3.2 that is not cured within 30 days after written notice from PM&G to Timberline shall be deemed an election by Timberline not to complete its Phase II Contribution.  Any election or deemed election by Timberline not to complete its Phase II Contribution shall not be considered a default.  If Timberline elects or is deemed to elect not to complete its Phase II Contribution, then it shall retain its initial Interest and its Initial Contribution; provided, however, that (i) its Contributed Capital shall consist only of its Initial Contribution, and (ii) for all purposes of calculating Interests under this Agreement, any portion of the Phase II Contribution made by Timberline shall be deemed not to have been made.

If both PM&G and Timberline fail to complete a Phase II Contribution, then the Company will move to Joint Funding under Section 3.4.

3.4Joint Funding

.  From and after the earlier of (i) Timberline electing to enter into Joint Funding upon the completion of PM&G’s Phase I Contribution, (ii) PM&G electing not to complete its Phase II Contribution under Section 3.3(c) and (iii) PM&G making its complete Phase II Contribution, the Members shall, subject to an election under Section 6.6, be obligated to make additional Capital Contributions to adopted Programs and Budgets in accordance with Section 3.5  pro rata in proportion to their respective Interests (“Joint Funding”).

3.5Cash Calls

.  After commencement of Joint Funding, on the basis of the adopted Program and Budget then in effect, the Management Committee shall submit to each Member at least 10 days before the last day of each month a billing for estimated cash requirements for the next month.  Within 10 days after receipt of such a billing, each Member shall pay to the Company as an additional Capital Contribution under Section 3.4 its proportionate share of the estimated amount based on its Interest.  Time is of the essence in the payment of such billings.  Subject to receipt of such Capital Contributions or other funds under this Agreement, the

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Management Committee (a) shall maintain a minimum cash reserve of the amount the Management Committee estimates will be required to pay Company costs and expenses that are or will become payable within 60 days after the date of determination, and (b) shall have the right to maintain an additional cash reserve of up to the amount the Management Committee estimates will be required to pay Company costs and expenses that are or will become payable within an additional 3 months after the date of determination.  All funds in excess of the immediate cash requirements of the Company shall be invested in one or more interest-bearing accounts reasonably selected by the Management Committee.

3.6Remedies for Failure to Meet Cash Calls

.

(a)If a Member (the “Delinquent Member”) has not contributed all or any portion of any additional Capital Contribution that such Member is or was required to contribute under Sections 3.4 and 3.5 (the “Default Amount”), then the other Member (the “Non-Defaulting Member”) may elect to exercise its rights under either Section 3.6(b), 3.6(c) or 3.6(d)  by written notice to the Delinquent Member within 10 Business Days after the occurrence of the default.  In the case of an election under Section 3.6(b) or 3.6(c), the Non-Defaulting Member shall pay the entire Default Amount to the Company on behalf of the Delinquent Member within such 10 Business Day period.

(b)If the Non-Defaulting Member makes an election under this Section 3.6(b), the payment by the Non-Defaulting Member of the Default Amount shall be treated as a loan (a “Default Loan”) from the Non-Defaulting Member to the Delinquent Member, and a Capital Contribution of that amount to the Company by the Delinquent Member, with the following results:

(i)the amount of the Default Loan shall bear interest at the Default Rate from the date that the Non-Defaulting Member makes the Default Loan until the date that the Default Loan, together with all accrued and unpaid interest, is repaid by the Delinquent Member to the Non-Defaulting Member or from distributions as provided in Section 3.6(b)(ii) (with all payments or distributions being applied first to accrued and unpaid interest and then to principal);

(ii)all distributions (or sales of Products by the Company under Section 7.3 and distributions of the proceeds of such sales under Section 7.1(b)) that otherwise would be made to the Delinquent Member after the date of the default (whether before or after the dissolution of the Company) instead shall be made to the Non-Defaulting Member until the Default Loan and all accrued and unpaid interest have been paid in full to the Non-Defaulting Member;

(iii)the principal balance of the Default Loan and all accrued and unpaid interest shall be due and payable in whole within 5 Business Days after written demand to the Delinquent Member by the Non-Defaulting Member;

(iv)after any default in the payment of the principal of or interest on the Default Loan, the Non-Defaulting Member may (A) again make an election by notice to the Delinquent Member to convert the unpaid balance of the Default Loan and all accrued and

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unpaid interest to a Capital Contribution by the Non-Defaulting Member, in which case the provisions of Section 3.6(c) shall apply, with the unpaid balance and all interest accrued thereon treated as the Default Amount for purposes of the calculations under Section 3.6(c), or (B) exercise any other rights and remedies granted to the Non-Defaulting Member or the Company under this Agreement or available at law or in equity as the Non-Defaulting Member may deem appropriate in its sole discretion to obtain payment by the Delinquent Member of the Default Loan, including the rights of a secured party under the Uniform Commercial Code with respect to the security interest granted under Section 3.7, all at the cost and expense of the Delinquent Member; and

(v)during the period that any such Default Loan is in default, all rights of the Delinquent Member or any Representative designated by the Delinquent Member to vote, veto or consent to any matter under this Agreement shall be suspended, and the Interest of the Delinquent Member and its Representatives shall be deemed not outstanding for purposes of determining whether a quorum exists at any meeting of the Management Committee or whether any specified percentage of votes required to adopt, consent to or approve any matter has been obtained.

(c)If the Non-Defaulting Member makes an election under this Section 3.6(c) or under Section 3.6(b)(iv)(A), the payment by the Non-Defaulting Member of the Default Amount shall be treated as a Capital Contribution by the Non-Defaulting Member to the Company on behalf of the Delinquent Member.  In such case the Interest of the Delinquent Member shall be reduced by an amount (expressed as a percentage) equal to: (i) the Dilution Multiple; multiplied by the Default Amount; divided by (ii) the aggregate Contributed Capital of all Members (determined after taking into account the contribution of the Default Amount).  The Interest of the Non-Defaulting Member shall be increased by the reduction in the Interest of the Delinquent Member.  The foregoing adjustments shall be effective as of the date of the default (or in the case of remedies under Section 3.6(b)(iv)(A), the date of the default by the Delinquent Member in repaying the Default Loan).

(d)If the Non-Defaulting Member makes an election under this Section 3.6(d), then the Delinquent Member shall be deemed to have resigned from the Company in breach of Sections 3.4 and 3.5 within the meaning of sections 18-306(2) and 18-502(c) of the Act, and shall, in exchange for the consideration described in Section 9.1(b), relinquish its entire Interest in the Company in accordance with Section 9.1(f).  An election under this Section 3.6(d) shall apply only in the case of a default relating to a Program and Budget covering in whole or in part Development or Mining.

(e)If the Non-Defaulting Member makes an election under Sections 3.6(b) through (d), then the applicable provisions of this Section 3.6 shall be the sole and exclusive remedies available to the Non-Defaulting Member for the default.  If the Non-Defaulting Member does not make such an election (and if applicable, the required advance) within the 10 Business Day period described in Section 3.6(a), then the Non-Defaulting Member shall have, on its own behalf and on behalf of the Company, all of the rights and remedies available at law or in equity as the Non-Defaulting Member may deem appropriate in its sole discretion to obtain payment of the Default Amount, including the rights of a secured party under the Uniform Commercial Code with respect to the security interest granted under Section 3.7, all at the cost

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and expense of the Delinquent Member, but excluding the contractual rights and remedies under Section 3.6(b), 3.6(c) and 3.6(d), which shall be deemed waived.  IN THE CASE OF AN ELECTION UNDER SECTION 3.6(b), 3.6(c) or 3.6(d), THE MEMBERS AGREE THAT THE LIQUIDATED DAMAGES DESCRIBED IN THIS SECTION 3.6 ARE A FAIR AND ADEQUATE MEASURE OF THE DAMAGES THAT WILL BE SUFFERED BY THE NON-DEFAULTING MEMBER AS A RESULT OF A BREACH BY A MEMBER OF ITS OBLIGATION TO MAKE CAPITAL CONTRIBUTIONS FOR CASH CALLS UNDER SECTIONS 3.4 AND 3.5 AND NOT A PENALTY.

3.7Security Interest

.  Each Member hereunder grants to the other a security interest in its Interest, and any accessions thereto and any proceeds and products therefrom, to secure the payment obligations of the granting Member hereunder, including such Member’s obligations to make Capital Contributions and to repay Default Loans.  Each Member hereby authorizes the other to file and record all financing statements, continuation statements and other instruments necessary or desirable to perfect or effectuate the provisions of this Section 3.7.  In connection with any foreclosure, transfer in lieu, or other enforcement of rights in the security interest granted in this Section 3.7, notwithstanding any contrary provision in Article VIII, the acquiring Person shall, at the election of the remaining Member, automatically be admitted as a Member in the Company without any further action of the defaulting Member.  In such case, the defaulting Member shall take all action that the non-defaulting Member may reasonably request to effectuate the admission of the transferee as a Member.

3.8Return of Contributions

.  Except as expressly provided in this Agreement, no Member shall be entitled to the return of any part of its Capital Contributions or to be paid interest on either its Capital Account or its Capital Contributions.  No Capital Contribution that has not been returned shall constitute a liability of the Company, the Management Committee or any Member.  A Member is not required to contribute or to lend cash or property to the Company to enable the Company to return any Member’s Capital Contributions.  The provisions of this Section 3.8 shall not limit a Member’s rights or obligations under Section 7.2.

ARTICLE IVMEMBERS

4.1Limited Liability

.  The liability of each Member shall be limited as provided by the Act.  No Member or the members of the Management Committee, or any combination, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether such debt, obligation or liability arises in contract, tort or otherwise, solely by reason of being a Member or a member of the Management Committee or any combination.

4.2Company Indemnification of Members

.  Except as provided in Section 4.5, the Company shall indemnify, defend and hold harmless each Member and its Affiliates, and their respective directors, officers, employees, agents and attorneys from and against any and all Adverse Consequences incurred or suffered by them that arise out of or relate to (a) the Company or Operations, including Environmental Liabilities and Continuing Obligations, (b) any Assets distributed to such Member as an objecting Member under Section 10.2, but only to the extent arising out of or relating to Operations, including Environmental Liabilities and

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Continuing Obligations, conducted before the date of such distribution, and (c) any reimbursements by the Member under Section 4.4.  In all cases of this Section 4.2, and without limiting Sections 4.3 or 4.4, indemnification shall be provided only out of and to the extent of the net assets of the Company, and no Member shall have any personal liability whatsoever for indemnification under this Section 4.2.  Notwithstanding the previous provisions of this Section 4.2, the Company’s indemnification obligations under this Section 4.2 as to third party claims shall be only with respect to Adverse Consequences not otherwise compensated by insurance carried for the benefit of the Company or carried by the Company for the benefit of the Members.

4.3Member Indemnification

.

(a)Indemnification Obligations.  Except as provided in Section 4.5, each Member (the “Indemnifying Member”) shall indemnify, defend and hold harmless each other Member and its Affiliates, and their respective directors, officers, employees, agents and attorneys (collectively, the “Indemnified Member Parties”) and the Company from and against any and all Adverse Consequences that arise out of or result from the Misconduct of the Indemnifying Member (including its Representatives in their capacity as members of the Management Committee).

(b)Notice.  If any claim or demand is asserted against an Indemnified Member Party or the Company with respect to which the Indemnified Member Party or the Company may be entitled to indemnification under this Agreement, then the Indemnified Member Party shall cause notice of the claim or demand (together with a reasonable description), to be given to the Indemnifying Member promptly after the Indemnified Member Party has knowledge or notice of the claim or demand.  Failure to promptly provide the notice shall not relieve the Indemnifying Member of its indemnification obligations, except to the extent the Indemnifying Member is materially prejudiced by the failure.

(c)Assumption of Defense by Indemnifying Member.  The Indemnifying Member shall have the right, but not the obligation, by written notice to the Indemnified Member Party with a copy to the Company delivered within 30 days after the receipt of a notice under Section 4.3(b), to assume the entire control of the defense, compromise and settlement of the claim or demand that is the subject of the notice, including the use of counsel chosen by the Indemnifying Member, all at the sole cost and expense of the Indemnifying Member.  Notwithstanding the foregoing, the Indemnified Member Party may participate in the defense at the sole cost and expense of the Indemnified Member Party.  The assumption of the defense of the claim or demand by the Indemnifying Member shall constitute a waiver by the Indemnifying Member of its right to contest or dispute its indemnification obligation for the claim or demand. Any Adverse Consequences to the assets or business of the Indemnified Member Party or the Company caused by the failure of the Indemnifying Member to defend, compromise or settle a claim or demand in a diligent manner after having given notice that it will assume control of the defense, compromise and settlement of the matter shall be included in the Adverse Consequences for which the Indemnifying Member shall be obligated to indemnify the Indemnified Member Parties and the Company.  Any settlement or compromise of any claim or demand by the Indemnifying Member shall be made only with the consent of the Indemnified Member Party, which may not be unreasonably withheld or delayed.  An Indemnified Member Party shall not be

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considered unreasonable in withholding its consent unless the settlement or compromise includes a full release of all claims and liabilities against the Indemnified Member Parties and the Company arising out of or relating to the claim or demand, provides for the payment of only money damages, and the Indemnifying Member has provided to the Indemnified Member Parties assurance acceptable to the Indemnified Member Parties of the payment of such money damages immediately upon the settlement or compromise.

(d)Defense by Indemnified Member Party or Company.  Before the assumption of the defense of any claim or demand subject to indemnification by an Indemnifying Member, the Indemnified Member Party or the Company may file any motion, answer or other pleading, or take such other action as it deems appropriate, to protect its interests or those of the Company or the Indemnifying Member.  If it is finally determined that the Indemnifying Member is responsible for indemnification of any such claim or demand, or if the Indemnifying Member elects to assume the defense of the claim or demand under Section 4.3(c), then the Indemnifying Member shall promptly reimburse the Indemnified Member Party or the Company for all costs and expenses incurred under the previous sentence.  If the Indemnifying Member does not elect to control the defense, compromise and settlement of a claim or demand under Section 4.3(c), and it is finally determined that the Indemnifying Member is responsible for indemnification of the claim or demand, then the Indemnifying Member shall be bound by the results of the defense, compromise or settlement, and all costs and expenses incurred by the Indemnified Member Parties and the Company in conducting the defense, compromise or settlement shall be included in the Adverse Consequences for which the Indemnifying Member is obligated to indemnify the Indemnified Member Parties and the Company.

4.4Member Reimbursement Obligations

.  Each Member shall be liable to each other Member (including its Representatives in their capacity as member of the Management Committee) to reimburse and pay to such other Members its respective share, based on Interests, of any and all Adverse Consequences incurred or suffered by such other Members and their Affiliates that arise out of or relate to (a) the Company or the Operations, including Environmental Liabilities and Continuing Obligations, and (b) any Properties distributed to the other Member as an objecting Member under Section 10.2, but only to the extent in the case of this clause (b) arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted before the date of such distribution.   For purposes of this Section 4.4, each Member’s share of such liability shall be equal to its Interest at the time of the actions, omissions or events giving rise to the Adverse Consequences (or as to any actions, omissions or events arising or existing before the Effective Date, such Member’s initial Interest).  Neither the resignation nor deemed resignation of a Member, any Transfer or redemption of all or any portion of a Member’s Interest, any reduction of a Member’s Interest, the distribution to the other Member of Properties under Section 10.2, nor the dissolution, liquidation nor termination of the Company, shall relieve a Member of its share of any such liability accruing before such resignation, deemed resignation, Transfer, redemption, reduction, distribution, dissolution, liquidation or termination.  Notwithstanding the foregoing provisions of this Section 4.4, this Section 4.4 shall apply only in the case that the Member from whom the other Member is requesting reimbursement or any of its Affiliates is finally determined to be personally liable for the Adverse Consequences, and shall not be construed as a waiver or reduction of the limitations under the Act or other applicable Law of the liability of a Member or the Representatives of the Management Committee for Company debts, obligations and liabilities.

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4.5Coordination

.  Notwithstanding anything to the contrary in this Article IV, (a) the provisions of Sections 4.2, 4.3 and 4.4 shall not apply to (i) Adverse Consequences arising out of or relating to the breach of any representations or warranties under the Contribution Agreement that are covered by the indemnification obligations under the Contribution Agreement, or (ii) the reclamation obligations for which PM&G is solely responsible under Section 9.1(a), and (b) no Member, or any of its Affiliates, or any of their respective directors, officers, employees, agents or attorneys shall be entitled to indemnification or reimbursement under Sections 4.2, 4.3 and 4.4 for Adverse Consequences, to the extent the Adverse Consequences arise out of or result from the Misconduct of the Indemnifying Member (including its Representatives in their capacity as members of the Management Committee).

4.6Exclusive Rights of Members

.  Notwithstanding anything in this Agreement to the contrary, no Person other than a Member (on its own behalf and on behalf of the Company and its Indemnified Member Parties) shall have the right to enforce any representation, warranty, covenant or agreement of a Member or the Representatives of the Management Committee under this Agreement or the Contribution Agreement, and specifically neither the Company nor any lender or other third party shall have any such rights, it being expressly understood that the representations, warranties, covenants and agreements contained in this Agreement and the Contribution Agreement shall be enforceable only by a Member (on its own behalf and on behalf of the Company and its Indemnified Member Parties) against another Member or the Representatives of the Management Committee.  For the avoidance of doubt, the Company shall be bound by the provisions of this Agreement, but shall have no right to enforce those provisions against a Member or the Representatives of the Management Committee, such rights being exclusively vested in the Members.  Any Member may bring a direct action on behalf of the Company against any other Member or the Representatives of the Management Committee without the requirement to bring a derivative action or otherwise satisfy the requirements of sections 18-1001 through 18-1004 of the Act or other similar requirements.

4.7Meetings; Written Consent

.  Meetings of the Members shall not be required for any purpose.  Any action required or permitted to be taken by Members may be taken without a meeting if the action is evidenced by a written consent describing the action taken, signed by all of the Members.

4.8No Member Fees

.  Except as otherwise provided in this Agreement, no Member shall be entitled to compensation for attendance at Member meetings or for time spent in its capacity as a Member.

4.9No State-Law Partnership

.  The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member, or Representative be a partner or joint venturer of any other Member, Management Committee or Representative for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

4.10No Implied Covenants; No Fiduciary Duties

.  The Parties covenant to undertake their respective obligations under this Agreement in accordance with the contractual duties of good faith and fair dealing.  There are no implied covenants contained in this Agreement other than the contractual duty of good faith and fair dealing.  The Members, the

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Management Committee and the Representatives shall not have any fiduciary or other duties to the Company or the other Members except as specifically provided by this Agreement, and the Members’, the Representatives’, and the Management Committee’s duties and liabilities otherwise existing at law or in equity are restricted and eliminated by the provisions of this Agreement to those duties and liabilities specifically set forth in this Agreement.

4.11Other Business Opportunities

.  Except as provided in Sections 9.2 and 10.1, (a) each Member and its Representatives shall have the right independently to engage in and receive the full benefits from business activities, whether or not competitive with the Operations, without consulting the Company or any other Member, (b) the doctrines of “corporate opportunity” and “business opportunity” shall not be applied to any other activity, venture, or operation of any Member or Representative, and (c) no Member or Representative shall have any obligation to any other Member or the Company with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of the Company.

ARTICLE VCOMPANY MANAGEMENT

5.1Management Authority

.  During the Phase I Earn-In and after the commencement of Joint Funding, and except as delegated to an officer of the Company under Section 5.3, the Management Committee shall have the exclusive power and authority to approve Major Decisions, inlcuding Budgets and Programs.  During the Phase II Earn-In, if any, the Member participating in the Phase II Earn-in shall manage the Operations of the Company pursuant to Section 3.2(b)(iv). After the commencement of Joint Funding, the Management Committee shall have the power and authority to make decisions that do not require the unanimous approval of the Members.  In connection with the implementation, consummation or administration of any matter within the scope of the Management Committee’s authority, the Management Committee is authorized, without the approval of the Members, to execute and deliver on behalf of the Company contracts, instruments, conveyances, checks, drafts and other documents of any kind or character to the extent the Management Committee deems it necessary or desirable.  The Management Committee may delegate to officers, employees, agents, contractors or representatives of the Company any or all of its powers by written authorization identifying specifically or generally the powers delegated or acts authorized, but no such delegation shall relieve the Management Committee of its obligations hereunder.

5.2Management Committee

.

(a)Organization and Composition.  The Members hereby establish a committee (the “Management Committee”) consisting of four representatives (“Representatives”), of which (i) two (2) Representatives shall be appointed by Timberline, and (ii) two (2) Representatives shall be appointed by PM&G.  A Representative of the Member that holds greater than 50% of the Interests of the Members shall serve as the chair of the Management Committee.  Each Member may appoint one or more alternate Representatives to act in the absence of a regular Representative.  Appointments of Representatives may be made or changed at any time by notice to the other Member.  Representatives shall not be considered managers under the Act, but derive all of their right, power and authority from the Members.  No

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Member or Representative shall have the power to bind the Company or to execute documents and instruments on behalf of the Company, unless such Member or Representative also is a officer duly authorized by the Management Committee to undertake such action or such power and authority has been delegated by the Management Committee to such Member or Representative, and then only in that capacity.

(b)Voting.  Each Member, acting through its Representatives, shall vote on the Management Committee in accordance with its Interest.  The Representatives appointed by Timberline shall vote as a group, and the Representatives appointed by PM&G shall vote as a group.  If all Representatives appointed by a Member are not present at a meeting of the Management Committee, the Representatives appointed by such Member that are present shall have the entire Interest of the appointing Member.  Whenever any provision of this Agreement requires or permits the vote, consent or approval of the Members or the Management Committee, such provision shall be deemed to require or permit, as applicable, the vote, consent or approval of Representatives with an Interest of greater than 71%, unless the provision specifically requires a greater percentage, or the consent or approval of a greater number or percentage of Members or Representatives.

(c)Meetings. Management Committee meetings shall be held at least quarterly, at such times and at such place as the Management Committee shall determine.  In addition to regularly scheduled meetings, the Management Committee or any Representative may call a special meeting of the Management Committee upon 3 days’ notice.  In case of emergency, reasonable notice of a special meeting shall suffice.  Unless an objection is expressly made, notice shall be deemed properly given and there shall be a quorum if at least one Representative appointed by each Member is present.  Each notice of a meeting shall include an agenda or statement of the purpose of the meeting prepared by the Management Committee in the case of a regular meeting, or by the Management Committee or Representative calling the meeting in the case of a special meeting, but any matters may be considered at the meeting.

(d)Conduct of Meetings.  Meetings of the Management Committee may be held by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such communications equipment shall constitute presence in person at the meeting.  A selected Representative shall prepare minutes of all meetings and shall distribute copies of such minutes to the Representatives within seven Business Days after the meeting.  The minutes, when approved by one or more Representatives appointed by each Member, shall be the official record of the decisions made by the Management Committee and shall be binding on the Management Committee and the Members.  If the Representatives are unable to agree on the minutes within 30 days after receipt of the proposed minutes, then the minutes prepared by the selected Representative together with proposed objections submitted to the Management Committee before the expiration of such 30-day period shall be the official record of the meeting.  The reasonable costs of the attendance of Representatives, officers and personnel at meetings shall be charged to the Business Account.

(e)Action Without a Meeting.  Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting and without prior

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notice if the action is evidenced by a written consent describing the action taken, signed by at least one Representative of each Member.

(f)Major Decisions.  During (A) the Phase I Earn-In Period, (B) any period of Joint Funding following the Phase I Earn-In Period if neither PM&G nor Timberline have elected to pursue a Phase II Contribution as provided in Section 3.2(b)(ii), (C) the Phase II Earn-in Period, but only in relation to sub-sections (ii), (iii), (vii), (viii), (ix), (x) and (xi) of this Section 5.2(f) (all other sub-sections hereunder being inapplicable during the Phase II Earn-In Period pursuant to the provisions of Section 3.2(b)(iv)), (D) any period following the completion by either PM&G or Timberline, as applicable, of the Phase II Contribution, but but only in relation to sub-sections (ii), (iii), (vii), (viii), (ix), (x) and (xi) of this Section 5.2(f) (all other sub-sections hereunder being inapplicable unless and until the Interests of the Member that completed the Phase II Contribution drops below 60% at which point all sub-sections of this Section 5.2(f) shall again become applicable), or (E) any other period not covered by the above provisions, neither the Management Committee, nor any Representative, nor any officer, employee or agent of the Company, shall have any authority to bind or take any action on behalf of the Company with respect to any Major Decision unless such Major Decision has been consented to or approved by the Management Committee by unanimous vote of the Management Committee representing 85% of the Interests.  Each of the following matters shall constitute a “Major Decision”:

(i)approval of a Program and Budget (other than the Initial Program and Budget), and any Amendment to any Program and Budget (including the Initial Program and Budget) in accordance with Article VI ; provided, that cost overruns of a Program and Budget that do not exceed 5% and expenditures with respect to emergencies under Section 6.10 shall be deemed to automatically amend such Program and Budget;

(ii)decisions to cease production for a period greater than 3 months for reasons other than regular maintenance or a Force Majeure Event;

(iii)acquisition or disposition of significant mineral rights or claims, other real property or water rights (including acquisition or disposition of significant patented and unpatented mining claims under Section 5.3(k)) outside of the ordinary course of business;

(iv)a decision to undertake Development or Mining on all or any portion of the Properties;

(v)a decision to undertake a pre-feasibility study or a feasibility study;

(vi)other than purchase money security interests or other security interests in Company equipment to finance the acquisition or lease of Company equipment used in Operations, the proposal or consummation of a Project Financing or the incurrence by the Company of any indebtedness for borrowed money that requires any of the following as security for the obligations arising under or with respect to such indebtedness: (A) an Encumbrance on all or any material portion of the Company’s Assets, (B) the pledge by any Member of all or any portion of its Interest, or (C) the guaranty by any Member or any Affiliate of any Member of any

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obligations of the Company; provided, that nothing in this clause (vi) shall be deemed to prohibit or restrict the right of a Member to create any Permitted Interest Encumbrance;

(vii)except as specifically contemplated in this Agreement, the redemption of all or any portion of an Interest;

(viii)the issuance of an Interest or other equity interest in the Company, or the admission of any Person as a new Member of the Company other than in accordance with Section 8.5(c); provided, that this clause (viii) shall not be deemed to prohibit or restrict the adjustment of Interests under Section 3.1;

(ix)a decision to grant authorization for the Company to file a petition for relief under any chapter of the United States Bankruptcy Code, Title 11 U.S.C. or to consent to such relief in any involuntary petition filed against the Company by any third party, or to admit in writing any insolvency of the Company or inability to pay its debts as they become due or to consent to any receivership (or similar proceeding) of the Company;

(x)the merger or amalgamation of the Company into or with any other entity;

(xi)the sale of all or substantially all of the Company’s Assets;

(xii)except as specifically or generally authorized in this Agreement, any contract, agreement or undertaking between the Company, on the one hand, and any Member, Representative or Affiliate of a Member, on the other hand, or any amendment, modification or termination of, or waiver of any right under, any such contract, agreement or undertaking; and

(xiii)making any other decision or taking any other action that specifically requires the approval of the Members or the Management Committee under this Agreement.

5.3Management Committee; Duties

.  The Company shall be managed by the Management Committee.  During the Phase II Earn-In Period, the Member proceeding with the Phase II Contribution shall have those management powers and authorities set forth in Section 3.2(b)(iv), subject to the limitations set forth therein and as provided in Section 5.2(f).  Subject to Sections 5.4 and 5.5 and the other provisions of this Agreement, the Management Committee shall have the following duties:

(a)Programs and Budgets.  The Management Committee shall manage, direct and control Operations in accordance with adopted Programs and Budgets, and shall direct Representatives or officers of the Company to prepare and present to the Management Committee proposed Programs and Budgets under Section 6.3 and proposed Amendments under Section 6.5.

(b)Implementation.  The Management Committee shall implement Major Decisions, shall make from Company funds all expenditures necessary to carry out adopted

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Programs, and shall promptly advise the Members if the Company lacks sufficient funds for the Management Committee to carry out its responsibilities under this Agreement.

(c)Procurement.  The Management Committee shall (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances, and (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions.

(d)Title; Encumbrances.  The Management Committee shall conduct such title examinations and cure such title defects as may be advisable in the Management Committee’s reasonable judgment, and keep the Assets free and clear of Encumbrances, except for Permitted Encumbrances.

(e)Taxes.  The Management Committee shall (i) make or arrange for all payments required by any Underlying Agreements, and (ii) pay all Taxes on Operations and Assets, except (A) Taxes determined or measured by a Member’s revenue or net income and (B) Taxes on production of Products that are distributed in-kind to a Memberthe Management Committee shall have the right to contest the validity or amount of any Taxes the Management Committee deems to be unlawful, unjust, unequal or excessive, and to undertake such other steps or proceedings as the Management Committee may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization of such Taxes before such Taxes are required to be paid, but the Management Committee shall not permit or allow title to the Assets to be lost as the result of the nonpayment of any such Taxes.

(f)Compliance with Laws.  The Management Committee shall (i) apply for all necessary Permits, (ii) comply with applicable Laws, (iii) promptly provide notice to the Management Committee of any allegations of a material violation of Laws, and (iv) prepare and file all reports or notices required by any Governmental Authority for Operations.  The Management Committee shall timely cure or dispose of any violation of Laws through performance, or payment of fines and penalties, or both, the cost of which shall be charged to the Business Account.

(g)Litigation.  The Management Committee shall prosecute and defend, but shall not initiate without the approval of the unanimous approval of theMembers, all litigation, arbitrations or administrative proceedings arising out of Operations.  The Management Committee shall approve in advance any settlement involving payments, commitments or obligations.

(h)Insurance.  The Management Committee shall obtain insurance for the benefit of the Company, the Members and the Management Committee as provided in Exhibit F or as may otherwise be determined from time to time by the Management Committee.

(i)Disposition of Assets.  The Management Committee may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Section 10.2.

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(j)Maintenance of Assets.  The Management Committee shall perform all assessment and other work and pay all Governmental Fees required by Law in order to maintain the unpatented mining claims, mill sites and tunnel sites included within the Properties.  The Management Committee may perform the assessment work under a common plan of exploration, and continued actual occupancy of such claims and sites is not required.  The Management Committee shall not be liable for any determination by any Governmental Authority that the work performed by the Management Committee did not constitute the required annual assessment work or occupancy to preserve or maintain ownership of the claims; provided that the work was performed in accordance with accepted industry standards and the adopted Program and Budget.  The Management Committee shall timely record with the appropriate county and file with the appropriate United States agency, any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Fees, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with applicable requirements.

(k)Changes to Mineral Rights.  If authorized by the Management Committee, the Management Committee may (i) locate, amend or relocate any unpatented mining claim, mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure under any Law hereafter enacted.

(l)Accounting.  The Management Committee shall (i) keep and maintain all required accounting and financial records under the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry, (ii) keep and maintain current balances of Contributed Capital, (iii) keep and maintain Capital Accounts of the Members in accordance with Exhibit C, and (iv) keep all Company accounts separate and segregated from the individual accounts of the Management Committee.

(m)Reporting; Audits.  The Management Committee shall (i) provide the reports to the Members required under Section 6.11, (ii) permit the audits, inspections and access rights under Section 6.12, and (iii) obtain the independent audit required under Section 6.13.

(n)Environmental Compliance Plan.  The Management Committee shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of applicable Laws or contractual obligations and shall include in each proposed Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of applicable Laws and contractual obligations pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

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(o)Continuing Obligations.  The Management Committee shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of Operations. The Management Committee shall have the right to delegate performance of Continuing Obligations to Persons having demonstrated skill and experience in relevant disciplines. As part of each proposed Program and Budget, the Management Committee shall specify the measures to be taken for performance of Continuing Obligations and the cost of such measures. Authorized representatives of each Member shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations, and to audit books, records, and accounts related thereto.

(p)Environmental Compliance Fund.  Funds deposited into the Environmental Compliance Fund shall be maintained by the Management Committee in a separate, interest bearing cash management account, which may include money market investments and money market funds, or longer term investments approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including committing such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

(q)Other Activities.  The Management Committee shall undertake all other activities reasonably necessary to fulfill the foregoing.

(r)Delegation.  The Management Committee shall have the right to carry out its duties and responsibilities under this Agreement through of officers of the Company or through Affiliates, agents, consultants or independent contractors, but no such Persons shall have any rights under this Agreement.

5.4Standards of Care

.  Subject to Section 5.5, the Management Committee or an Acting Member shall discharge its duties under Section 5.3 or Section 3.2(b)(iv), as applicable, and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of all Underlying Agreements and Permits pertaining to the Assets.

5.5Exculpation

.  Notwithstanding any contrary provision of this Agreement, the Representatives shall not be liable or responsible to the Company or any Member and shall not be in breach or default of its duties under this Agreement for any act or omission (a) that is not caused by or attributable to the Representative’s willful misconduct or gross negligence, (b) if the inability to perform results from (i) the failure of any Member or other Representatives to perform acts or to contribute amounts required under this Agreement, (ii) a lack of Company funds, to the extent the Management Committee has made all Capital Contributions required to be made by them under this Agreement, or (iii) during the Phase I Earn-In and after the commencement of Joint Funding, the failure to carry out or perform in accordance with a Program and Budget for any period, if a Program and Budget has not been adopted for the period, or (c) taken in good faith reliance on an adopted Program and Budget or information, opinions, reports or statements presented by any other Member or Representative of any other Member, or by any other Person as to matters the Management Committee reasonably believes are within the other Person’s professional or expert competence.  The preceding sentence shall in

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no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.

5.6Indemnification of Representatives

.  Subject to the limitations of the Act, the Company shall indemnify, defend and hold harmless the Representatives from and against any Adverse Consequences arising as a result of any act or omission of any such Representative with respect to the Company believed in good faith to be within the scope of authority conferred in accordance with this Agreement, except for willful misconduct or gross negligence.

(a)Contract Rights.  The rights granted under this Section 5.6 are contract rights, and no amendment, modification or repeal of this Section 5.6 shall have the effect of limiting or denying any such rights with respect to actions taken, omissions, or proceedings arising before any such amendment, modification or repeal.  It is expressly acknowledged that the indemnification provided in this Section 5.6 could involve indemnification for negligence or strict liability.  Notwithstanding the foregoing, the Company’s indemnification of the the Representatives as to third party claims shall be only with respect to such Adverse Consequences that are not otherwise compensated by insurance.

(b)Advancement of Expenses.  The rights to indemnification conferred in this Section 5.6 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by any Person entitled to be indemnified who was, is or is threatened to be made a named defendant or respondent in an action, suit, proceeding or arbitration in advance of the final disposition of the action, suit, proceeding or arbitration and without any determination as to the Person’s ultimate entitlement to indemnification; provided, that the payment of such expenses in advance of the final disposition or award of an action, suit, proceeding or arbitration shall be made only upon delivery to the Company of a written affirmation by such Person of his or its good faith belief that he or it has met the standard of conduct necessary for indemnification under this Section 5.6 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 5.6 or otherwise.

(c)Non-Exclusive Rights.  The right to indemnification and the advancement and payment of expenses conferred in this Section 5.6 are not exclusive of any other right that any such indemnified Person may have or acquire under any Law, provision of this Agreement, vote of the Management Committee or the Members or otherwise.

(d)Invalidity.  If this Section 5.6 or any portion shall be invalidated on any ground by any court of competent jurisdiction or arbitration panel, then the Company shall indemnify and hold harmless the Representatives indemnified under this Section 5.6 as to the Adverse Consequences to the full extent permitted by any portion of this Section 5.6 that has not been invalidated, and to the fullest extent permitted by applicable Law.

(e)Insufficient Funds. If the assets of the Company are insufficient to fund any indemnity to which any Representative is entitled under this Section 5.6, the Members shall make Capital Contributions to the Company (or if the Company has been terminated, pay to the indemnified Person) in accordance with their respective Interests to fund any such indemnification obligations.  In the case of Continuing Obligations, proportionate liability of the

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Members  for any indemnification hereunder arising from such Continuing Obligations shall be determined in accordance with Section 4.4.

5.7Resignation; Removal; Replacement

.

(a)Voluntary Resignation.  Any Representative may voluntarily resign at any time upon 2 months’ prior notice to the Management Committee.  Acceptance of such resignation shall not be necessary.

(b)Removal.  Any Representative may be removed by notice of the Member such Representative represents on the Management Committee to the Management Committee for any reason at all, or by notice to the Member that such Representative represents and the Management Committee by the other Member for Misconduct; provided, such notice shall be delivered to the Member within 90 days after the date such other Member has notice or knowledge of the Misconduct giving rise to the removal right.

(c)Replacement.  If a Representative resigns or is removed hereunder, the Member which the Representative represented on the Mangaement Committee shall have sole power and authority to appoint the replacement Representative.

(d)No Effect on Interest.  The resignation or removal of a Person as aRepresentative shall not reduce the Interest of any Member or its right to a certain number of Representatives, or restrict the right of such Member to appoint Representatives to the Management Committee.

5.8Payments to

Representatives or Officers.  The Management Committee may determine to compensate Representatives or officers for their services to the Company as determined in any Approved Program and Budget.

5.9Affiliate Transactions

.  The Company shall not enter into any agreement or contract (including the payment of any fees or other compensation) with a Representative, any Affiliate of a Representative or any Member or any Affiliate of a Member, or any material modification or amendment to any such agreement or contract, except (a) on terms no less favorable than would be the case with unrelated third parties in arms’ length transactions, (b) with the approval of the Representatives of each Member that is not a party (and whose Affiliates are not a party) to the agreement, contract, modification or amendment, or (c) as specifically provided in this Agreement or in the then current approved Program and Budget; provided that the Members acknowledge that the services to be performed by the Management Committee may be delegated to any Affiliate of the Members or a Representative and performed by such Affiliate, and costs and charges for such services shall be paid and reimbursed by the Company from the Business Account to the same extent as if such services were performed directly by the Management Committee.

5.10Changes to Mining Law

.  The Members are aware that the mining Laws of the United States or the State of Nevada pertaining to unpatented mining claims and millsites or activities thereon may be amended or new Laws may be enacted.  In that event, the Management Committee shall have the option (but not the obligation, except to the extent required under Underlying Agreements) of maintaining the rights and obligations of the Company in and to the

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Properties and the lands covered thereby pursuant to those new or amended Laws, subject to this Agreement and to the extent allowable, including the right to convert the Owned Claims and the Leased Claims to any new property rights that may be created, and all of the terms and conditions of this Agreement shall apply to such new property rights.  The Members agree to cooperate with the Management Committee in this regard.

ARTICLE VIPROGRAMS AND BUDGETS; ACCOUNTING AND REPORTING

6.1Initial Program and Budget

.  The initial Program and Budget, which has been adopted by the Members, is attached as Exhibit G.  The initial Program and Budget covers the anticipated period for the Initial Contribution of PM&G.

6.2Operations Under Programs and Budgets

.  Except as otherwise provided in this Agreement, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired consistent with adopted Programs and Budgets.  Each Program and Budget shall provide for (a) accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget, and (b) payment of all obligations of the Company under Underlying Agreements.

6.3Presentation of Proposed Programs and Budgets

.  At least 60 days before the anticipated commencement of Joint Funding and not later than January 31 of each calendar year thereafter, the Management Committee shall delegate the preparation a proposed Program and Budget for the succeeding calendar year (or remaining portion of the calendar year, in the case of the first Program and Budget after the commencement of Joint Funding) or longer such period approved by the Management Committee, and submit the proposed Program and Budget for such calendar year or other period to the Management Committee for its review and approval.  The proposed Program and Budget shall be accompanied by a notice of the date and time of the meeting to be held under Section 6.4 to consider the proposed Program and Budget, which date shall not be less than 20 days after the submission of the proposed Program and Budget to the Management Committee.

6.4Approval of Proposed Programs and Budgets

.  On or before the date that is 30 days after the submission of a proposed Program and Budget for the first period after the commencement of Joint Funding and on or before February 28 of each calendar year thereafter at a meeting of the Management Committee, the Representatives of each Member shall submit in writing to the Management Committee whether such Representatives (a) approve the proposed Program and Budget, (b) propose modifications to the proposed Program and Budget, or (c) reject the proposed Program and Budget.  If the Representatives of a Member do not approve the proposed Program and Budget, then the Management Committee shall call another meeting to be held within 20 days after the first meeting to consider the Program and Budget and to vote on a revised Program and Budget.  During such 20 day period, the Representatives shall negotiate in good faith to develop a revised Program and Budget that is acceptable to all of the Representatives, and shall deliver its revised Program and Budget to the Management Committee at or before the subsequent meeting but neither the Management Committee nor any Representatives shall have any obligation to agree to any particular modification to the Program and Budget during such negotiations.  At the subsequent meeting to again vote on the Program

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and Budget (taking into account any revisions proposed by the Representatives during the negotiation period), the Representatives of each Member shall vote to either accept or reject the revised Program and Budget, but may not propose additional modifications.  If one or more Representatives do not attend any meeting of the Management Committee, the purpose of which is to review and approve a Program and Budget or an Amendment, then the Representatives present at the meeting may approve the proposed Program and Budget, but no other action may be taken at the meeting.

6.5Amendments

.  Any Representative may propose amendments (“Amendments”) to any currently approved Program and Budget from time to time before incurring costs under the Amendment.   The Representatives of each Member shall have 15 days after the proposal of an Amendment to submit in writing to the Management Committee one of the responses described in Section 6.4(a), (b) or (c) (substituting “Amendment” for “Program and Budget” in each case).  If the Representatives of a Member fail to respond within the 15-day period, then those Representatives shall be deemed to have approved the proposed Amendment.  If the Representatives of a Member timely submit to the Management Committee their rejection of, or proposed modifications to, the proposed Amendment, then a Representative may call a special meeting of the Management Committee under Section 5.2(c) to vote on an Amendment.  If a Representative calls such a meeting, the Representatives shall negotiate in good faith to develop an Amendment that is acceptable to all of the Representatives, and shall deliver its revised Amendment to all the Representatives at or before the meeting.   At the meeting to vote on the Amendment (taking into account any revisions made by the Management Committee during the negotiation period), the Representatives of each Member shall vote to either accept or reject the revised Amendment, but may not propose additional modifications.  If the Amendment relates to Operations on existing Properties and does not increase the aggregate original Budget by more than 10% (taking into account other Amendments adopted after the date of the original Budget), then the Members shall continue to participate in the Joint Funding of the Program and Budget, as amended, based on their original elections under Section 6.6.  If the Amendment does not relate to Operations on existing Properties or increases the aggregate original Budget by more than 10% (taking into account other Amendments adopted after the date of the original Budget), then the Program and Budget, as amended, shall be treated as a new Program and Budget and each Member shall be entitled to make new elections under Section 6.6 as to their participation in Joint Funding with respect to the remaining period under the amended Program and Budget.

6.6Election to Participate

.

(a)By notice to the Management Committee (a “Non-Contribution Notice”) within 20 days after the final vote adopting a Program and Budget, a Member (a “Non-Contributing Member”) may elect to contribute to such Program and Budget in some lesser amount than in accordance with its Interest, or may elect not to contribute any amount to such Program and Budget.   If a Member does not timely provide a Non-Contribution Notice to the Management Committee, such Member shall be deemed to have elected to contribute to the Program and Budget in proportion to its Interest as of the beginning of the period covered by the Program and Budget.  The difference, if any, between the amount that the Non-Contributing Member would otherwise be required to contribute in accordance with its Interest and the amount, if any, that the Non-Contributing Member elects or is deemed to elect to contribute, is referred to as the “Underfunded Amount.” Notwithstanding the foregoing provisions of this

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Section 6.6(a), a Member shall be obligated to contribute to any Program and Budget in at least the amount required to maintain its Interest at 10%, failing which it shall be subject to Section 9.1(c).

(b)If  a Non-Contributing Member timely delivers a Non-Contribution Notice, and the other Member has or is deemed to have elected to contribute its proportion amount to the Program and Budget in accordance with its Interest, such other Member (the “Contributing Member”) shall have the right (but not the obligation) to elect by notice to the Non-Contributing Member delivered within 10 days after its receipt of the Non-Contribution Notice, to contribute all or any portion (an “Excess Contribution”) of the Underfunded Amount to such Program and Budget.

(c)If a Non-Contributing Member timely delivers a Non-Contribution Notice, the Interest of each Member shall, subject to Section 6.7, be adjusted, effective as of the beginning of the period covered by the Program and Budget, to equal a fraction, expressed as a percentage:

(i)the numerator of which equals:

(A)the Contributed Capital of the Member as of the beginning of the period covered by the Program and Budget; plus

(B)the amount, if any, that the Member has agreed to contribute to the Program and Budget; plus

(C)if the Member is a Contributing Member, the Excess Amount, if any, that the Contributing Member has agreed to contribute to the Program and Budget with respect to the Underfunded Amount; and

(ii)the denominator of which equals the sum of the amounts calculated under Section 6.6(c)(i) above for all Members.

(d)If a Non-Contributing Member delivers a Non-Contribution Notice and the Contributing Member does not elect to contribute the entire Underfunded Amount, the Representatives of the Contributing Member shall adjust the Program and Budget to the extent such Representatives reasonably deem necessary to take into account the reduced contributions.  The Program and Budget as adjusted under this Section 6.6(d) shall replace the Program and Budget previously adopted by the Management Committee for the Program and Budget period.

6.7Recalculation and Restoration for Actual Contributions

.

(a)If a Non-Contributing Member timely delivers a Non-Contribution Notice for a Program and Budget and the Interests of the Members are adjusted under Section 6.6(c), then within 30 days after the completion of the Program and Budget, the Management Committee shall deliver a written report to the Members of the total amount of Capital Contributions actually made by the Members under cash calls for the Program and Budget.

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(b)If the actual amount of Capital Contributions is more or less than the budgeted amount in the adopted Budget, the Interests shall be recalculated under Section 6.6(c) by substituting the actual amount of Capital Contributions made by each Member (including any deemed Capital Contributions made by the Non-Contributing Member under Section 6.7(c)) during the Program and Budget period for the estimated amounts used in calculating the adjustments to the Interests at the beginning of the Program and Budget period.

(c)If the actual amount of Capital Contributions is less than 50% of the budgeted amount in the adopted Budget, the Non-Contributing Member may elect to reimburse the Contributing Member for all (but not less than all) of the Excess Amount actually contributed by the Contributing Member by delivering a notice of its election to the Contributing Member within 15 days after receipt of the Management Committee’s report.  The notice shall be accompanied by payment in the amount of the actual Capital Contributions of the Excess Amount, together with interest at the Prime Rate from the date of each such Capital Contribution to the date paid.  If the Non-Contributing Member makes this election, for all purposes under this Agreement (including the readjustment to the Interests under Section 6.7(b)), each Capital Contribution previously made by the Contributing Member for the Excess Amount shall instead be deemed to have been a loan from the Contributing Member to the Non-Contributing Member on the date of the contribution, followed by an immediate Capital Contribution of the same amount by the Non-Contributing Member to the Company.

(d)If the Interests are recalculated under Section 6.7(b), and either distributions were made, or any items of Profit, Loss or credit were allocated to the Members during the period covered by the Program and Budget based on the Interests as adjusted under Section 6.6(c) at the beginning of the Program and Budget period, (i) in the case of distributions, the amount of subsequent distributions to be made to the Contributing Member shall be decreased, and the amount of subsequent distributions to the Non-Contributing Member shall be increased, until the Non-Contributing Member has received distributions from the Company, to the extent possible, in the amounts that the Non-Contributing Member would have received, and (ii) in the case of allocations, the Management Committee shall cause the Company to make such offsetting allocations of items of Profit, Loss or credit in a manner reasonably determined by the Management Committee, so that the Members have been allocated, to the extent possible, the amounts that the Members would have been allocated, in each case if the Members’ Interests at the beginning of the period covered by the Program and Budget had equaled the Interests recalculated under Section 6.7(b), taking into account any reimbursement of the Excess Amount under Section 6.7(c).

6.8Deadlock on Proposed Programs and Budgets

.  If the Members, acting through the Management Committee, fail to approve a Program and Budget by the beginning of the period to which the proposed Program and Budget applies, subject to the contrary direction of the Management Committee and to the receipt of necessary funds, the Management Committee shall continue Operations (a) if an initial Mining Program and Budget has not been adopted, at levels sufficient to maintain the then current Operations and Properties, and (b) if an initial Mining Program and Budget has been adopted, at levels substantially comparable with the last adopted Program and Budget.  The Members shall continue to make Capital Contributions in accordance with the Interests applicable to the last adopted Program and Budget in response to capital calls from the Management Committee to fund such Operations during a deadlock.

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6.9Budget Overruns; Program Changes

.  If the Representatives or Affiliates of a Member delegated authority by the Management Committee exceed an adopted Budget (as amended under Section 6.5) by more than 10%, then the excess over 10%, unless directly caused by an emergency or unexpected expenditure made under Section 6.10 or unless otherwise authorized by the unanimous approval of the Management Committee, shall be at the sole cost and expense of such Member and shall not be considered a Capital Contribution or taken into account in the calculation of Interests.  Budget overruns of 10% or less shall be considered costs and expenses of the Company, and shall be funded by the Members making additional Capital Contributions to the Company in proportion to their respective Interests.

6.10Emergency or Unexpected Expenditures

.  In case of an emergency, the Management Committee may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with Laws.  The Management Committee may also make reasonable expenditures for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care in Section 5.4, subject to Section 5.5.  The Management Committee shall promptly provide notice to the Members of the emergency or unexpected expenditure, and shall be reimbursed for all resulting costs by the Company, which costs shall be funded by the Members making additional Capital Contributions to the Company under Sections 3.4 and 3.5 in proportion to their respective Interests at the time the emergency or unexpected expenditures are incurred.

6.11Monthly Reports

.  After the commencement of Joint Funding, the Management Committee shall promptly submit to the Members the following reports:

(a)monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month;

(b)monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget;

(c)periodic summaries of data acquired by or on behalf of the Company;

(d)copies of any reports prepared by or on behalf of the Company concerning Operations;

(e)a detailed final report within 30 days after completion of each Program and Budget, which report shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and

(f)such other reports as the Management Committee may reasonably request.

6.12Inspection Rights

. The Management Committee shall (a) upon at least 10 days written request to the Management Committee and during normal business hours, provide to the Representatives, accountants, advisors and other representatives of each Member, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information in the possession or control of the Management Committee pertaining to the Company or the Operations, and (b) upon at least 10 days written request to the Management Committee and

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during normal business hours, at the sole risk of the requesting Member, and subject to the safety requirements of applicable Laws and the Management Committee’s reasonable safety policies and procedures, permit the Representatives, accountants, advisors and other representatives of each Member to inspect the Assets and Operations. No more than one such inspections shall be requested by any Member during any 3 month period. The requesting Member shall use commercially reasonable efforts to prevent any such inspections from unreasonably interfering with Operations or the other business and operations of the Management Committee. The cost and expense of any such access, inspection or copies shall be borne entirely by the requesting Member, and the requesting Member shall indemnify, defend and hold harmless the Company, the Management Committee and the Affiliates of the Management Committee, and their respective directors, officers, managers, employees and agents, from and against any Adverse Consequences for bodily injury or property damage arising from or caused by any such inspections.

6.13Independent Audit

.

(a)Upon request made by any Member within 24 months following the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within 24 months after the end of such period), the Management Committee shall cause an independent accounting firm selected by the Management Committee (the “Independent Accountant”) to conduct an independent audit of the financial statements of the Company for such calendar year (or other accounting period).  Promptly after the completion of any such independent audit, the Management Committee shall deliver a copy of the report of the Independent Accountant on the financial statements of the Company, together with a detailed report of costs and expenditures of the Company (including all costs and expenditures for which the Management Committee sought reimbursement) for such year or other accounting period prepared in accordance with GAAP and reconciled to the financial statements audited by the Independent Accountant and to the monthly reports provided to the Members under Section 6.11.  All written exceptions to and claims (other than exceptions or claims based on fraud) upon the Management Committee by any Member relating to costs and expenditures incurred by or on behalf of the Company for such year or other accounting period shall be made by written notice to the Management Committee delivered not more than 3 months after receipt of the audit report and related report of costs and expenditures or shall be deemed forever waived and released, unless a Member elects to have a Member Audit conducted under Section 6.13(b) for such year or period, written notice of which is timely delivered under Section 6.13(b), in which case any such exceptions and claims, if any, by such Member shall be made as provided in Section 6.13(b).

(b)In addition to any audit conducted under Section 6.13(a), each Member shall have the right to have an audit, review or procedures conducted of the books, records and accounts, including all charges to the Business Account, of the Company for any year or other accounting period of the Company (a “Member Audit”), by a firm of independent accountants selected by such Member in its sole discretion; provided that such accountants are independent of each Member and the Company.  Written notice of a Member Audit shall be delivered to the Management Committee not later than 24 months after the end of the year or other accounting period to which the Member Audit relates and not less than one month prior to the date such Member Audit is to commence, unless an audit is to be conducted for such year or accounting

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period under Section 6.13(a), in which case such written notice shall be delivered to the Management Committee not later than 3 months after receipt by the requesting Member of the report of the Independent Accountant of its audit conducted under Section 6.13(a).  A Member may request not more than one Member Audit for any calendar year or other accounting period.  A Member Audit shall be conducted during normal business hours and shall not unreasonably interfere with Operations or the other business and operations of the Company.  A copy of the independent accountant’s report of the Member Audit shall be delivered to the Management Committee and each Member, together with all written exceptions to and claims upon the other Members by the requesting Member relating to costs and expenditures incurred by or on behalf of the Company for such year or other accounting period not more than 60 days after completion of the Member Audit, or any such exceptions or claims (other than exceptions or claims based on fraud) shall be deemed forever waived and released.  Any dispute of the other Members with the findings of any such Member Audit or with any claims or exceptions raised by the Member requesting the Member Audit shall be made by written notice to such Member within 30 days after the Member’s receipt of the report for such Member Audit, or the right of the other Members to dispute any such findings shall be forever waived and released.

(c)Upon the final determination under this Section 6.13 or by a court of competent jurisdiction that (i) a Member has received an Administrative Charge or other payment or reimbursement in excess of that to which it was entitled, such Member shall reimburse the Company for such overpayment, regardless of whether such overpayment was the result of any bad faith, fraud, willful misconduct or gross negligence, or (ii) a Member is entitled to receive an Administrative Charge or other payment or reimbursement that exceeds the amount actually received by such Member, the Company shall promptly pay to the Member the amount of such underpayment, and if required, the Members shall make additional Capital Contribution to the Company in proportion to their respective Interests under Sections 3.4 and 3.5 to fund any such underpayment.

ARTICLE VIIDISTRIBUTIONS; DISPOSITION OF PRODUCTION

7.1Distributions

.

(a)Generally.  Except as otherwise provided in this Article VII, the aggregate amount of all distributions to the Members and the timing of all such distributions shall be determined by the Management Committee.

(b)Cash Distributions.  Except as provided in Section 7.2, cash distributions shall be made to the Members pro rata in proportion to their respective Interests; provided, that (i) all cash resulting from the sale of Timberline Products under Section 7.3 shall be distributed to Timberline, and (ii) all cash resulting from the sale of PM&G Products under Section 7.3 shall be distributed to PM&G.

(c)Distributions In Kind.  During the existence of the Company, no Member shall be entitled or required to receive as distributions from the Company any Company asset other than money.  Upon the dissolution and winding-up of the Company, those Members that agree in writing may be distributed in-kind undivided interests in the Assets of the Company in

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accordance with Section 9.4.  Except as otherwise provided in this Article VII or as otherwise determined by the Management Committee, (i) all distributions to the Members shall be in cash, (ii) no Member shall have the right to demand distributions in cash or in kind, and (iii) all distributions to the Members in kind shall be made to the Members pro rata in proportion to their respective Interests.

(d)Tax Distributions.  Notwithstanding other provisions of this Article VII, prior to making non-liquidating distributions pursuant to any other provisions of this Section 7.1, the Company shall make cash distributions (“Tax Distributions”) to the Members, pro rata in proportion to their relative positive Tax Distribution Amounts, until all positive Tax Distribution Amounts are reduced to zero. Amounts withheld and paid to a tax authority with respect to a Member shall be treated as Tax Distributions made to the Member. Tax Distributions shall (i) be treated (for purposes of Section 7.1, but not for Capital Account purposes) as nonrecourse advances on future distributions payable to the Members under Section 7.1, (ii) reduce amounts otherwise distributable under the preceding provisions of this Section 7.1 to the recipient Members as quickly as possible, and (iii) reduce the Capital Account balances of the recipient Members in the same manner as other distributions. The Company shall use commercially reasonable efforts to cause Tax Distributions to be made within 30 days after the end of each calendar quarter, based on the Tax Distribution Amounts of each Member as of the end of each such quarter after giving effect to allocations pursuant to Exhibit C for such quarter.

7.2Liquidating Distributions

.  Notwithstanding Section 7.1, all distributions made in connection with the sale or exchange of all or substantially all of the Company’s assets and all distributions made in connection with the liquidation of the Company shall be made to the Members in accordance with their respective Capital Account balances at the time of distribution after taking into account the adjustments to the Capital Accounts under Section 5.2 of Exhibit C, all allocations of items of Profit and Loss under Article III of Exhibit C, all sales of Products and all distributions through the date of the final distribution.  All distributions to the Members under this Section 7.2 shall be made in accordance with the time requirements under Treasury Regulations §§ 1.704-1(b)(2)(ii)(b)(2) and (3).

7.3Disposition of Products

.

(a)Disposition by the Company of Products shall be governed by this Section 7.3.  On a monthly basis, all products produced by the Company during the month shall be apportioned between Timberline and PM&G in accordance with their relative Interests on the last day of the month, with the portion apportioned to Timberline referred to as “Timberline Products,” and the portion apportioned to PM&G referred to as “PM&G Products.”  Except as otherwise provided in this Section 7.3, the Company shall dispose of Products under arrangements as may be approved by the Management Committee from time to time.  Generally, except as adjusted pursuant to Section 7.3(b), Products shall be disposed of in the order in which produced, and each disposition of Products shall be treated as a disposition by the Company of Timberline Products and PM&G Products in proportion to the applicable Interests.

(b)The Management Committee shall, on a monthly basis, provide each Member a summary of the anticipated monthly production of Products for the following 12 months, and a summary of all outstanding agreements or commitments on behalf of the

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Company for the disposition of Products.  Each Member (a “Requesting Member”) may by notice to the Company (i) request to purchase all or any specified amount of any uncommitted portion of the Requesting Member’s share of Products at such price and on such other terms as may be designated by the Requesting Member based on the London PM Fix of the Business Day prior to the request or such other publicly-available price quote as may be agreed upon by the Requesting Member and the Management Committee, and (ii) request that the Management Committee enter into a purchase agreement with a designated third party for all or any specified portion of the Requesting Member’s share of Products, at such price and on such other terms as may be specified by the Requesting Member based on the London PM Fix of the Business Day prior to the request or such other publicly-available price quote as may be agreed upon by the Requesting Member and the Management Committee.  The Management Committee shall give effect to any such request, to the extent that doing so would not cause the Company to be in breach of any of its obligations to third parties.  Following any such request, future sales or dispositions of Products by the Company shall be apportioned between the Members as reasonably determined by the Management Committee in order to give effect to such request, rather than as provided in Section 7.3(a).

(c)Any additional expenses or obligations incurred by the Company in the selling and separate disposition thereafter to or at the request of any Requesting Member of all or any portion of its share of Products, including any storage, freight to final destination, insurance, premiums, losses, claims, damages and liabilities, shall be an expense of such Member, and shall be reimbursed by such Member to the Company within 30 days after receipt of an invoice for the same from the Management Committee, or may be recovered by the Management Committee from amounts otherwise distributable to the Requesting Member.  Any such reimbursement or recovery shall not be considered a Capital Contribution and shall not increase the Capital Account of the Requesting Member.  In addition, any costs and expenses attributable to any disposition of Products apportioned between the Members in accordance with the last sentence of Section 7.3(b), rather than in accordance with Section 7.3(a), shall be apportioned between the Members in accordance with their relative interests in the Products being separately disposed of.

(d)Any costs of the Company for severance taxes, net proceeds taxes, ad valorem taxes and other taxes, fees or royalties imposed (including any potential federal royalties or fees that may be imposed in the future) in connection with the production (as opposed to the sale or disposition) of Products shall be an expense of the Company subject to monthly capital calls under Section 3.5 (“Monthly Capital Calls”).  To the extent a Member fails to contribute to Monthly Capital Calls or timely make such reimbursements, the Management Committee shall have the right, but not the obligation, to recover from amounts otherwise distributable to such Member such amounts as are necessary to cover that Member’s share of such costs.  Any amounts so recovered shall be treated as distributed to the Member and contributed by the Member as part of a Monthly Capital Call.

(e)If a Member either (i) fails to contribute to an adopted Program and Budget that provides for Capital Contributions for operating costs, or (ii) fails to make required Capital Contributions for operating costs under Section 3.6, then the Management Committee may recover from amounts otherwise distributable to such Member such amounts as are necessary to pay that Member’s share of the operating costs including interest at the Prime Rate for the period outstanding, and shall treat the amounts so recovered as having been distributed to

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the Member and contributed by the Member to the Company as otherwise required.  In the event of such action, the Non-Contributing Member’s Interest shall not be reduced under Section 3.6(c) unless and only to the extent that the amounts so recovered are insufficient to pay that Member’s share of operating costs.  For purposes of this Section 7.3(e), “operating costs” shall not include any capital expenditures, other than replacement capital costs.

ARTICLE VIIITRANSFERS AND ENCUMBRANCES
OF INTERESTS

8.1Restrictions on Transfer

.  Except for Permitted Transfers, Permitted Encumbrances and Permitted Interest Encumbrances, no Member shall Transfer or create an Encumbrance on all or any part of its Interest.  Any attempted Transfer of, or creation of an Encumbrance on, all or any portion of an Interest not in accordance with the terms of this Article VIII shall be null and void and of no legal effect.

8.2Permitted Transfers and Permitted Interest Encumbrances

.

(a)To the extent not otherwise prohibited under Section 8.3, the following Transfers (“Permitted Transfers”) are permitted:

(i)A Member may Transfer all or any portion of its Interest to the other Member without the approval of the Management Committee or any other Person;

(ii)Prior to the end of the Phase I Earn-In Period, a Member may Transfer all or any portion of its Interest to any Person other than the other Member only with the written approval of the other Member, which approval may be withheld in the sole and absolute discretion of such other Member;

(iii)A Member may Transfer all or any portion of its Interest in connection with the merger, amalgamation, consolidation or reorganization of such Member with or into any other Person without the approval of the other Member or the Management Committee or any other Person; provided, that the surviving entity in such merger, amalgamation, consolidation or reorganization (A) possesses all or substantially all of the stock, limited liability company or other equity interests, or all of the property rights and interests of the transferring Member, and (B) is subject to all or substantially all of the liabilities and obligations of the transferring Member; and

(iv)Following the end of the Phase I Earn-In Period, a Member may Transfer all or any portion of its Interest to any Person without the approval of the other Member or the Management Committee or any other Person; provided that such Member complies with the provisions of Section 8.4.

(b)To the extent not otherwise prohibited under Section 8.3, the following Encumbrances (“Permitted Interest Encumbrances”) are permitted:

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(i)A Member may create an Encumbrance on all or any portion of its Interest with the written approval of the other Member, which approval shall not be unreasonably withheld or delayed; and

(ii)A Member may create an Encumbrance on all (but not less than all) of its Interest to secure debt for borrowed money incurred for the purpose of satisfying such Member’s Capital Contribution obligations under this Agreement without the approval of the other Member or the Management Committee or any other Person.

(c)Notwithstanding that Permitted Interest Encumbrances are permitted, any transferee in connection with the foreclosure or a Transfer or power of sale in lieu of foreclosure of any Permitted Interest Encumbrance shall be subject to all of the provisions of this Agreement, and shall not be admitted to the Company as a substitute Member except as provided in Section 8.5.

8.3Additional Limitations on Transfers and Encumbrances

.  Notwithstanding Section 8.2:

(a)If a Transfer is made that causes the termination of the Company as a partnership for Federal income tax purposes, the transferring Member and the transferee shall jointly and severally indemnify, defend and hold harmless the other Member and its Member Indemnified Parties from and against any and all Adverse Consequences arising from such tax termination;

(b)No Transfer permitted by this Article VIII shall relieve the transferring Member of its share of any liability, whether accruing before or after such Transfer, that arises out of Operations conducted before such Transfer, including as provided in Section 4.4;

(c)The transferring Member and the transferee shall bear all tax consequences of any Transfer;

(d)If a Member Transfers less than all of its Interest, the transferring Member and its transferee shall thereafter act and be treated as one Member, with the Member with the greater Interest hereby appointed the agent and attorney-in-fact of the Member with the lesser Interest with respect to the exercise of all rights to vote, consent, approve or otherwise make any decisions with respect to the management or Operations or the Company;

(e)No Member shall create an Encumbrance on all or any portion of an Interest or any economic interest therein, unless the Encumbrance expressly is subordinate to the terms of any pledge or security interest of the Interest or portion thereof that secures or is contemplated by this Agreement to secure in the future any obligation of the Company to any third party lenders, including any Project Financing; and

(f)Only United States currency shall be used for Transfers for consideration.

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8.4Right of First Refusal

.

(a)Except for Permitted Transfers described in Section 8.2(a)(i) through (a)(iv), no Member (the “Selling Member”) may Transfer all or any portion of its Interest to any Person, unless the Selling Member first provides an offer notice (an “Offer Notice”) to the other Member (the “Notified Member”) stating that the Selling Member desires to Transfer all or a portion of its Interest, designating the specific portion of the Interest (the “Offered Interest”) that the Selling Member desires to Transfer, and specifying the proposed purchase price (the “Offered Price”) and all of the other proposed terms and conditions of the proposed Transfer of the Offered Interest (the “Offered Terms”).

(b)The Notified Member shall have the right, but not the obligation, for a period of 20 Business Days after its receipt of the Offer Notice, to elect to purchase all, but not less than all, of the Offered Interest for the Offered Price and on the other Offered Terms.  Any such election shall be made by providing notice of such election to the Selling Member within such 20 Business Day period.

(c)If the Notified Member timely elects to purchase the Offered Interest, the parties shall close the sale of the Offered Interest for the Offered Price and on the Offered Terms on the later of (i) 90 Business Days after the Selling Member provides the Offer Notice, or (ii) 5 Business Days after the receipt of all required consents and approvals, if any, with respect to such Transfer from all Governmental Authorities.  If the Notified Member does not elect to purchase the Offered Interest or the Notified Member fails to close the purchase thereof within the time period specified above, the Selling Member may Transfer all, but not less than all, of the Offered Interest to any third-party purchaser during the later of (1) the 90 day period after the expiration of such 20 Business Day election period, or (2) if the Notified Member elects to purchase but fails to close within the time period specified above, the 90 day period after the expiration of such period, but only for a cash value of the consideration received by the Selling Member that is greater than or equal to the Offered Price and on the Offered Terms, and only in accordance with Section 8.3.  If the Selling Member does not sell the Offered Interest in accordance with the terms described above within the foregoing 90 day period, the Selling Member shall again afford the Notified Member the purchase rights in this Section 8.4 with respect to any offer to sell, assign or dispose of all or any portion of the Offered Interest or any other Interest held by the Selling Member.

8.5Substitution of a Member

.

(a)Except as provided in Section 8.5(c), no transferee (by conveyance, foreclosure, operation of Law or otherwise) of all or any portion of an Interest shall become a substituted Member without the unanimous approval of the Representatives of the Management Committee, which approval may be withheld in the sole discretion of each such Representative.  A transferee of an Interest that receives unanimous approval to become a Member shall succeed to all of the rights and interest of his transferor in the Company.  A transferee of a Member that does not receive unanimous approval to become a Member shall not become a Member, and shall have no rights under this Agreement or the Act applicable to a Member.

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(b)Except as provided in Section 8.5(c), if a Member shall be dissolved, merged or consolidated, its successor in interest shall have the same obligations and rights to profits or other compensation that such Member would have had if it had not been dissolved, merged or consolidated, except that the representative or successor shall not become a substituted Member without the unanimous approval of the Representatives of the Management Committee, which approval may be withheld in the sole discretion of each such Representative.  Such a successor in interest that receives unanimous approval to become a Member shall succeed to all of the rights and interests of his predecessor in the Company.  A successor in interest that does not receive unanimous approval to become a Member shall not become a Member, and shall have no rights under this Agreement or the Act applicable to a Member.

(c)Notwithstanding Sections 8.5(a) and (b), subject to compliance with Sections 8.3, 8.5(d), 8.6 and 8.7, a transferee of all or a portion of an Interest in connection with a Permitted Transfer shall automatically be admitted to the Company as a substituted Member with respect to the transferred interest without the consent of any other Member or the Management Committee.

(d)No Transfer of any interest in the Company otherwise permitted under this Agreement, including a Permitted Transfer, shall be effective for any purpose whatsoever until the transferee shall have assumed the transferor’s obligations to the extent of the interest Transferred, and shall have agreed to be bound by all the terms and conditions of this Agreement, by written instrument in form and substance reasonably satisfactory to the non-transferring Members.

(e)Upon the unanimous determination of the Management Committee that a transferee or the successor or representative of a Member has met the requirements for admission as a Member, the Management Committee shall have the authority and duty to amend this Agreement and to execute on behalf of the Members and the Company such amendments and other documents to the extent necessary to reflect the admission of such transferee as a substituted Member.

(f)Upon the admission of a transferee as a substituted Member, the transferor shall have no further obligations under this Agreement with respect to that portion of its Interest Transferred to the transferee; provided, that no Member or former Member shall be released, either in whole or in part, from any liability of such Member to the Company or the other Members under this Agreement or otherwise relating to periods through the date of such Transfer (whether as the result of a voluntary or involuntary Transfer) or any obligation that under Section 12.12 survives the Transfer of all or any portion of a Member’s Interest, unless each other Member agrees in writing to any such release.

8.6Conditions to Substitution

.  As conditions to its admission as a Member, an assignee, transferee or successor of a Member shall (a) execute and deliver any instruments, in form and substance satisfactory to the non-transferring Members, as the non-transferring Members reasonably request, and (b) pay all reasonable expenses in connection with its admission as a substituted Member.

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8.7Admission as a Member

.  No Person shall be admitted to the Company as a Member unless either (a) the Interest or part thereof acquired by such Person has been registered under the Securities Act, and any applicable state securities Laws or (b) the Company has received a favorable opinion of the transferor’s legal counsel or of other legal counsel acceptable to the non-transferring Members to the effect that the Transfer of the Interest to such Person is exempt from registration under those Laws.  The non-transferring Members, however, may waive the requirements of this Section 8.7.

8.8Economic Interest Holders

.  A transferee or successor to all or any portion of an Interest that is not admitted as a substituted Member of the Company shall be subject to all of the economic and non-economic obligations of a Member under this Agreement, including obligations to make Capital Contributions and reimbursement obligations, but shall not have any of the non-economic rights of a Member under this Agreement.  For clarity, the non-economic rights of a Member include, without limitation, rights to vote, consent or approve matters under this Agreement, inspection rights, audit rights, rights to indemnification, and all rights to make any claims or demands against the Company, any Member or the Management Committee under this Agreement, the Act or otherwise.  Each Member, by execution of this Agreement, acknowledges and agrees that any of its transferees or successors that is not admitted as a substituted Member of the Company shall be bound by this Section 8.8 and the other provisions of this Agreement.

ARTICLE IXRESIGNATION, DISSOLUTION AND LIQUIDATION

9.1Resignation

.  A Member may resign from the Company only pursuant to the provisions of this Section 9.1.

(a)Resignation of PM&G Before Joint Funding.  PM&G may resign or be deemed to have resigned as provided in Section 3.3(a).  Upon the resignation or deemed resignation of PM&G under Section 3.3(a), PM&G shall, subject to and in accordance with Section 9.1(e), relinquish its entire Interest to the Company, free and clear of Encumbrances created by, through or under PM&G, for no consideration whatsoever, other than the rights of PM&G that under Section 12.12 expressly survive the resignation or deemed resignation of a Member.  Notwithstanding anything in Article IV to the contrary, if PM&G resigns or is deemed to resign as a Member under this Section 9.1(a), it shall have the right and obligation, and shall be solely responsible for, reclaiming all surface disturbance on the Properties caused by any expenditures made before Joint Funding to the extent required by Law, unless either (i) such reclamation expenses were already funded as part of the expenditures made by PM&G in the Approved Program and Budget prior to its resignation or deemed resignation or (ii) within 15 days following PM&G’s resignation, Timberline (a) agrees in writing with PM&G that the Company or Timberline shall assume such responsibility, and (b) posts any financial surety or bonding required with respect to the reclamation of such disturbance.  The Company shall grant to PM&G a reasonable right of access across the Properties for that purpose.  PM&G shall have the right at any time within one year after its resignation to complete any reclamation obligations required of PM&G under this Section 9.1(a), and to remove all PM&G owned tools, equipment, machinery, supplies, fixtures, buildings, structures and other property erected or placed on the Properties by PM&G, excluding any of the foregoing purchased by PM&G in connection with its

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Initial Contribution, which shall be and remain the property of the Company.  Title to any such PM&G property not removed within the time period set forth above shall, at the election of Timberline, pass to the Company.

(b)Resignation for Default in Making Capital Contributions.  Upon the deemed resignation of a Delinquent Member under Section 3.6(d), such Delinquent Member shall, subject to and in accordance with Section 9.1(f), relinquish to the Company its entire Interest, free and clear of any Encumbrances created by, through or under the Delinquent Member, in exchange for the right to receive 10% of Net Proceeds, if any, in an aggregate amount calculated on a cumulative basis after the effective date of such resignation up to, but not exceeding, 100% of the net amount of the Member’s Contributed Capital, minus the aggregate amount of cash and the fair market value of property distributed to the Member and its predecessors since the inception of the Company to the date of the deemed resignation.  Other than the consideration described in the previous sentence and the rights of such Member that under Section 12.12 expressly survive the resignation or deemed resignation of a Member, the relinquishment by a Member of its Interest under this Section 9.1(b) shall be for no consideration whatsoever. Net Proceeds, if any, shall be paid in accordance with Exhibit D.

(c)Voluntary Resignation.  After the commencement of Joint Funding, any Member may resign from the Company for any reason or no reason effective as of the end of the then current Program and Budget period by giving notice to the other Member not later than 60 days before the end of such Program and Budget period.  Upon such resignation, the resigning Member shall, subject to and in accordance with Section 9.1(f), relinquish to the Company its entire Interest, free and clear of Encumbrances created by, through or under the resigning Member, for no consideration whatsoever, other than the rights of such Member that under Section 12.12 expressly survive the resignation of a Member.

(d)Involuntary Resignation - Elimination of Minority Interest.  Subject to Section 9.1(e), a Member shall be deemed to have resigned from the Company as a Member under section 18-306(2) of the Act upon the reduction of the Member’s Interest to less than 5%.  Upon the deemed resignation, the resigning Member shall, subject to and in accordance with Section 9.1(f), relinquish to the Company its entire Interest, free and clear of Encumbrances created by, through or under the Member, in exchange for the right to receive 5% of Net Proceeds, if any, in an aggregate amount calculated on a cumulative basis after the effective date of the resignation up to, but not exceeding 100% of the net amount of the Member’s Contributed Capital, minus the aggregate amount of cash and the fair market value of property distributed to the Member and its predecessors since the inception of the Company to the date of the deemed resignation.  Other than the consideration described in the previous sentence and the rights of the Member that under Section 12.12 expressly survive the resignation or deemed resignation of a Member, the relinquishment by a Member of its Interest under this Section 9.1(d) shall be for no consideration whatsoever.  Net Proceeds, if any, shall be paid in accordance with Exhibit D.

(e)Recalculation and Restoration of Interest.  Notwithstanding Section 9.1(d), if a Member’s Interest would be relinquished under Section 9.1(d) because of an adjustment to Interests under Section 6.7(c) in connection with the Member’s election not to contribute, or to contribute less than its Interest, to a Program and Budget, the resignation of the Member and the relinquishment of its Interest shall be deferred until after the completion of the Program and

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Budget period to take into account any recalculation of the Member’s Interest under Section 6.7(b) and any reimbursement by the Member of an Excess Amount under Section 6.7(c).  If, after taking into account the recalculation and reimbursement, if any, the Interest should be relinquished under Section 9.1(d), then the Member shall immediately be deemed to resign as a Member and relinquish its Interest subject to and in accordance with Section 9.1(f); provided, however, that the resignation and relinquishment shall be deemed effective as of the beginning of the Program and Budget period.  If, after taking into account the recalculation and reimbursement, if any, the Interest should not be relinquished, then the Member shall not be required to resign or relinquish its Interest under Section 9.1(d).  The Management Committee shall make, and the Members shall cooperate with the Management Committee in making, the distributions and allocations of items of Profit, Loss and credit required by Section 6.7(d), and such other distributions, allocations of items of Profit, Loss and credit, and payments of Net Proceeds as the Management Committee reasonably determines are necessary or appropriate to effect the intent and accomplish the purposes of this Section 9.1(e).

(f)Actions Upon Resignation.  Upon the resignation or deemed resignation of a Member, or the relinquishment of a Member’s Interest, the Member shall execute and deliver such instruments of assignment and conveyance, conveying its Interest to the Company (or to a designee of the Company designated by the other Member, which may include the other Member or its Affiliates) as the other Member reasonably requests.

9.2Non-Compete Covenant

.  A Member that has resigned or is deemed to have resigned or that has relinquished its Interest under Section 9.1, shall not, and shall cause its Affiliates not to, directly or indirectly acquire any interest in property within the Area of Interest for 12 months after the effective date of the resignation, deemed resignation, or relinquishment.  If such former Member, or any Affiliate of such former Member, breaches this Section 9.2, such former Member shall or shall cause its Affiliate to offer to convey to the Company (or any other Person designated by the Company), without cost, any such property or interest so acquired.  Such offer shall be made in writing and may be accepted by the Company at any time within 60 days after its receipt by the Company.  In addition to any other remedies provided by this Agreement and applicable Law, each Member agrees that the Company (or any remaining Member, on behalf of the Company), may enforce this Section 9.2 through such legal or equitable remedies, including an injunction, as a court of competent jurisdiction shall allow without the necessity of bringing an arbitration action or proving actual damages or bad faith, and each Member waives, and shall cause its Affiliates to waive, any claim or defense that the Company (or any remaining Member, on behalf of the Company) has an adequate remedy at law and any requirement for the securing or posting of any bond in connection with such equitable remedy.

9.3Dissolution

.  The Company shall be dissolved only upon the unanimous agreement of the Members.

9.4Liquidation

.

(a)Liquidator.  Promptly after the dissolution of the Company, the Management Committee shall appoint in writing one or more liquidators (who may be a Member or a Representative) who shall have full authority to wind up the affairs of the Company and to

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make a final distribution as provided in this Agreement.  The liquidator shall continue to conduct Operations with all of the power and authority of the Management Committee.  Without limiting the previous sentence, the liquidator shall have the power and authority to complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of dissolution, if the transaction or obligation arises out of Operations before the time of dissolution.  The liquidator shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company, encumber Assets, and take any other reasonable action in any matter with respect to which the Company continues to have, or appears or is alleged to have, an interest or liability.

(b)Steps of Liquidator.  The steps to be accomplished by the liquidator are as follows:

(i)As promptly as possible after dissolution, the liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities and Operations through the last day of the month in which the dissolution occurs.

(ii)The liquidator shall pay all of the debts and liabilities of the Company or otherwise make adequate provision for such debts and liabilities (including, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine) to the extent required by the Act.

(iii)The liquidator shall then by payment of cash or property (at the election of the liquidator, and, in the case of property, valued under Section 5.3 of Exhibit C) distribute to the Members such amounts or property as are required to distribute all remaining amounts or property to the Members in accordance with Section 7.2.

(c)Distributions in Liquidation.  In connection with the liquidation of the Company, those Members that agree in writing may be distributed in-kind undivided interests in the Assets of the Company.  For purposes of this Section 9.4, a distribution of an asset or an undivided interest in an asset in-kind to a Member shall be considered a distribution of an amount equal to the fair market value of such asset or undivided interest as determined under Section 5.3 of Exhibit C.  Each Member shall have the right to designate another Person to receive any property that otherwise would be distributed in kind to that Member under this Section 9.4.  Any real property, including any mineral interests, distributed to the Members shall be conveyed by special warranty deed subject to all Encumbrances, contracts and commitments then in effect with respect to such property, which shall be assumed by the Members receiving such real property.  The distribution of cash or property to the Members in accordance with the provisions of this Section 9.4 shall constitute a complete return to the Members of their respective Capital Contributions and a complete distribution to the Members of their respective interests in the Company and all Company property.  Without limiting the provisions of this Agreement that under Section 12.12 survive the termination of the Company, no Member shall have any obligation to contribute to the Company or pay to any other Member any deficit balance in such Member’s Capital Account.

(d)Compliance with Laws; Timing.  Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable

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Laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets.  Liquidation of the Company shall be completed within the time limits imposed by Treasury Regulations section 1.704-1(b)(2)(ii) and (g).

9.5Termination

.  Upon the completion of the distribution of the Company’s Assets as provided in Section 9.4, the Company shall be terminated and the liquidator shall file a certificate of cancellation of the certificate of formation of the Company and shall take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE XAREA OF INTEREST; ABANDONMENT

10.1Acquisitions Within Area of Interest

.

(a)General.  Except as provided in this Section 10.1, no Member or former Member shall, or permit any of its Affiliates to, acquire any interest or right to acquire any interest in any real property, minerals or water rights relating to real property wholly or partially within the Area of Interest (collectively, “Covered Real Property”), either directly or indirectly, alone, or as a member, partner, stockholder or other investor in any Person, at any time until the earlier of (i) the termination of the Company and (ii) the date that is 12 months after the date that such Person no longer is a Member in the Company for any reason.  In addition to any other remedies provided by this Agreement and applicable Law, each Member agrees that the Company (or any Member, on behalf of the Company), may enforce this Section 10.1 through such legal or equitable remedies, including an injunction, as a court of competent jurisdiction shall allow without the necessity of bringing an arbitration action under Section 11.3 proving actual damages or bad faith, and each Member waives, and shall cause its Affiliates to waive, any claim or defense that the Company (or any remaining Member, on behalf of the Company) has an adequate remedy at law and any requirement for the securing or posting of any bond in connection with such equitable remedy.

(b)Notice to Other Member.  Within 30 days after the acquisition by any Member (the “Acquiring Member”) or any Affiliate of the Acquiring Member of any Covered Real Property (excluding Covered Real Property acquired by or on behalf of the Company under a Program), the Acquiring Member shall provide notice to the other Member of such acquisition.  The Acquiring Member’s notice shall describe in detail the terms of the acquisition (including the associated costs), the Covered Real Property subject to the acquisition, whether or not the Acquiring Member believes the acquisition of the Covered Real Property by the Company is in its best interests, and the reasons for its conclusions.  In addition to the notice, the Acquiring Member shall make any and all information concerning the Covered Real Property and the terms of the acquisition available for inspection by the other Member.

(c)Option Exercised.  If, within 60 days after receiving the Acquiring Member’s notice, the other Member provides notice to the Acquiring Member that it elects to participate in the Covered Real Property, the Acquiring Member shall, or shall cause its Affiliate to, convey to the Company (or to the other Member or another entity as mutually agreed by the Members), by special warranty deed, its entire interest or right to acquire the Covered Real Property (or if to the other Member, a proportionate undivided interest in the Covered Real

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Property based on the Interests of the Members), free and clear of all Encumbrances arising by, through or under the Acquiring Member and its Affiliates, other than those to which both Members have agreed.  If conveyed to the Company, the Covered Real Property shall become a part of the Properties for all purposes of this Agreement immediately upon the notice of such other Member’s election to participate.  Such other Member shall promptly pay to the Acquiring Member its proportionate share based on Interests of the Acquiring Member’s and its Affiliates’ actual out-of-pocket acquisition costs.

(d)Option Not Exercised.  If the other Member does not give notice of its election to participate within the 60 day period in Section 10.1(c), neither such other Member nor the Company shall have any interest in the Covered Real Property, and the Covered Real Property shall not be a part of the Properties or otherwise be subject to this Agreement.

Either Member may request that the Management Committee authorize the Company to surrender or abandon part or all of the Properties.  If the Management Committee does not authorize such surrender or abandonment after such a request, or authorizes such surrender or abandonment over the objection of a Member, subject to the terms of any Project Financing, any Company indebtedness or other contractual or legal restrictions binding on the Company, the Member that desires to retain such Properties shall be distributed such Properties without cost to such Member by special warranty deed, free and clear of all Encumbrances created by, through or under the Member that desires for such Properties to be surrendered or abandoned (but subject to any Encumbrances previously created thereon by the Company or existing at the time such Properties were acquired by the Company), which Properties the Members agree shall be assigned an agreed fair market value as of the time of distribution of zero dollars.  As and to the extent provided in Section 4.4, the Member that desires to abandon or surrender such Properties shall remain liable to reimburse the acquiring Member and its Indemnified Member Parties for its share (determined by Interests as of the date of such distribution) of any Adverse Consequences with respect to such Properties, including Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after the date of such distribution, arising out of activities before the date of such distribution.

(e)Timberline acknowledges that PM&G may elect to expand its interest in the remaining portion of Timberline’s properties in Timberline’s Eureka Project. Timberline hereby grants PM&G with the first right to participate in these properties upon terms and conditions as the parties may mutually agree upon at the time of such participation.

ARTICLE XIDISPUTES

11.1Dispute Resolution.  Any controversy, claim or dispute between or among two or more of the Members, any Indemnified Member Party, any assignee or successor of a Membership Interest that has not been admitted as a Member, the Management Committee, the Company and any of  their respective Affiliates (each, a “Dispute Party”) (but excluding any controversy, claim or dispute to which all of the parties are any one Member or the Management Committee and its Indemnified Member Parties or its Affiliates) arising out of, relating to or in connection with the Company, Operations or this Agreement (a “Dispute”), and that is not otherwise settled by agreement between or among such parties, shall be exclusively and finally

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resolved pursuant to the provisions and procedures set forth in this Article XI.  Without limiting the foregoing, the following shall be considered Disputes for this purpose: (a) all questions relating to the interpretation or breach of this Agreement or the Contribution Agreement, (b) all questions relating to the application of the Act to this Agreement or the interpretation of the Act, (c) all questions relating to any representations, negotiations and other proceedings leading to the execution of this Agreement or the Contribution Agreement, and (c) all questions relating to the application of this Article XI and the arbitration provisions in this Article XI.  Notwithstanding the previous provisions of this Section 11.1, although the Dispute Parties agree that any legal action for a preliminary injunction or other prejudgment relief will be resolved by the Arbitration Panel appointed under Section 11.3, at any time before the Arbitration Panel has been appointed, any Dispute Party may seek a preliminary injunctive or other prejudgment relief from the Delaware Court of Chancery or other court of competent jurisdiction to the extent necessary to preserve the status quo or to preserve a Dispute Party’s ability to obtain meaningful relief pending the outcome of the arbitration proceedings under this Article XI.  Any Dispute Party may bring an action in the Delaware Court of Chancery or another court of competent jurisdiction to compel arbitration of any Dispute after the procedure under Section 11.2 is exhausted; provided, that to the fullest extent permitted by Law, each Dispute Party hereby waives and relinquishes any right under the Act or otherwise to compel the resolution of any substantive issues regarding a Dispute in the Delaware Court of Chancery or any other court, or to request any other relief from the Delaware Court of Chancery or any other court except as specifically set forth in this Article XI.

11.2Executive Mediation.  In the event of any Dispute, upon written notice of any Dispute Party, such Dispute shall immediately be referred to one representative of the executive management designated by each Dispute Party who is authorized to settle the Dispute.  Such representatives shall promptly meet in a good faith effort to resolve the Dispute.  If the representatives designated by the relevant Dispute Parties under this Section 11.2 do not resolve the Dispute within 10 Business Days after the written notice, the Dispute shall (i) first be presented to a mediator mutually agreed upon by the Parties to facilitate resolution of the Dispute and (ii) if mediation hasn’t resolved the Dispute within 10 Business Days of first being heard or presenting to the selected mediator or the Parties are unable to agree upon a mediator within 10 Business Days, the Dispute will be exclusively and finally resolved by binding arbitration under the provisions and procedures in Section 11.3.

11.3Arbitration.  An arbitration under this Article XI shall be administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court of competent jurisdiction.  In connection with any proceedings concerning the recognition or enforcement of the arbitral award, each Dispute Party consents to personal jurisdiction and venue in the federal and state courts in Reno, Nevada and waives any objection that it otherwise might have as to whether these courts are a sufficiently convenient forum.

(a)The arbitration shall be conducted before a panel of three arbitrators, each of whom shall be fluent in English, have experience in the mining industry, and be neutral and independent of the parties (the “Arbitration Panel”).  The claimant or claimants shall appoint one arbitrator in the demand for arbitration, and the respondent or respondents shall appoint one arbitrator in the answer to the demand for arbitration.  The third arbitrator shall be selected by the

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two arbitrators so appointed; provided, that if the two arbitrators so appointed fail to select the third arbitrator within 30 days after the date on which the last of such two arbitrators is appointed, then the third arbitrator shall be appointed by the AAA.  The third arbitrator, regardless of how selected, shall chair the Arbitration Panel.  Once the arbitrators are impaneled, if (i) an arbitrator withdraws after a challenge, (ii) an arbitrator dies, or (iii) an arbitrator otherwise resigns or is removed, then such arbitrator shall be replaced within 30 days by the applicable party or arbitrators in accordance with this Section 11.3(a).

(b)The place of arbitration shall be Reno, Nevada.  The arbitration shall be conducted in English; provided that any Dispute Party, at its cost, may provide for the translation of the arbitration proceeding into a language other than English.

(c)Unless the Arbitration Panel orders an earlier date, not less than 30 days before the beginning of the evidentiary hearing, each Dispute Party shall submit to the other Dispute Party the documents, in English, that it intends to use in the arbitration and a list of the witnesses whom the Dispute Party intends to call at the hearing.  Each Dispute Party or its legal counsel shall have the right to examine witnesses and to cross-examine the witnesses of the opposing party.

(d)To the extent reasonably possible, the Arbitration Panel shall issue its final award within 6 months after the date on which the third arbitrator is designated.  The decision of the Arbitration Panel shall be final and binding.  The award shall be in the form of written findings of fact and the conclusions of Law upon which the decision is based.  The award shall not include any indirect, incidental, special, consequential, or punitive damages.  Unless the Arbitration Panel shall specificall award costs, expenses or attorneys’ fees to a Party as part of the award, each Dispute Party shall bear its own costs, expenses, and attorneys’ fees incurred in connection with the arbitration.  The claimant or claimants and the respondent or respondents shall each be responsible for one-half of the arbitrators’ fees.

(e)Notwithstanding the pendency of any arbitration, the obligations of the Dispute Parties under each the LLC Agreement and the Contribution Agreement shall remain in full force and effect; provided, that no Dispute Party shall be considered in default under either such agreement (except for defaults for the payment of money) during the pendency of an arbitration specifically relating to the default.

(f)The arbitrators have no authority to make any ruling, finding or award that does not conform to the terms and conditions of the LLC Agreement and the Contribution Agreement as interpreted under the Laws of Delaware, without regard to any conflicts of Law provision or rule that would cause the application of the Laws of any jurisdiction other than Delaware, including in each case any applicable statutes of limitations.  The Arbitration Panel shall have no authority to award exemplary, punitive, special, indirect, or consequential damages, but shall otherwise have the power to order any remedy available at law or in equity under Delaware Law that is not prohibited by the terms and provisions of the LLC Agreement and the Contribution Agreement.

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ARTICLE XIIMISCELLANEOUS

12.1Confidentiality

.

(a)Subject to Section 12.1(b), each Member shall keep confidential and not use, reveal, provide or transfer to any third party any Confidential Information that it obtains or has obtained concerning the Company or the other Member without the prior written consent of the other Member, which consent shall not be unreasonably withheld or delayed, except (i) to the extent that disclosure to a third party is required by Law, (ii) information that, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement or any other confidentiality agreement to which such Person is a party or of which it has knowledge), as evidenced by generally available documents or publications, and (iii) information that was in the disclosing party’s possession before the Effective Date (as evidenced by appropriate written materials) and was not acquired directly or indirectly from the Company or the other Member.

(b)Notwithstanding Section 12.1(a), Confidential Information may be disclosed without consent to (i) a consultant, contractor, subcontractor, officer, director or employee of the Company or any Member or any of their respective Affiliates that has a bona fide need to be informed of the Confidential Information, (ii) any third party to whom the disclosing Member contemplates a Transfer of all or any part of its Interest or the Assets, (iii) any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or an investment in the disclosing Member or the Company, or (iv) in connection with a press release or public announcement under Section 12.2.

(c)As to any disclosure under clause (i), (ii) or (iii) of Section 12.1(b), (i) the disclosing Member shall give notice to the other Member concurrently with the making of the disclosure, (ii) only such Confidential Information as the recipient has a legitimate business need to know shall be disclosed, (iii) the recipient shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Members are obligated under this Section 12.1, and (iv) the disclosing Member shall be responsible and liable for any use or disclosure by any such recipient that would constitute an impermissible use or disclosure by the disclosing Member.

(d)A Member shall continue to be bound by this Section 12.1 until the earlier of (i) the date that is 2 years after the cancellation of the certificate of formation of the Company (notwithstanding the resignation or deemed resignation of such Member or the Transfer by such Member of its entire Interest), and (ii) the date that is 2 years after the resignation or deemed resignation of such Member or, in the case of a Member, the Transfer by such Member of its entire Interest; provided that with respect to any Confidential Information that constitutes “trade secrets” of a Member or the Company under the Uniform Trade Secrets Act or similar applicable Laws, the provisions of this Section 12.1 shall survive indefinitely.

12.2Public Announcements

.  Any Member may issue any press release or make any public disclosure concerning the Company or Operations that it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities or

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the publicly traded securities of any of its Affiliates; provided that if a Member or any of its Affiliates intends to issue such a press release or make such a disclosure, it shall use commercially reasonable efforts to advise the other Member before issuing the press release or making the disclosure.  Except as provided in the previous sentence, neither the Company, any Member nor any of their respective Affiliates, shall issue any press release or make any public announcement relating to the Company or Operations without the prior written approval of the Management Committee not to be unreasonably withheld and to be provided or withheld within 1 Business Day of being presented to the Management Committee.

12.3Notices

.  All notices to the Members or the Management Committee shall be in writing to the applicable address on the signature page to this Agreement, and shall be given (i) by personal delivery or recognized international overnight courier, (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested.  All notices shall be effective and shall be deemed delivered (a) if by personal delivery or by overnight courier, on the date of delivery if delivered before 5:00 p.m. local destination time on a Business Day, otherwise on the next Business Day after delivery, (b) if by electronic communication on the Business Day after receipt of the electronic communication, and (c) if solely by mail, on the Business Day after actual receipt.  A Member or Management Committee may change its address by notice to the other Members.

12.4Headings

.  The subject headings of the Articles, Sections and subsections of this Agreement and the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of their provisions.

12.5Waiver

.  Except for waivers specifically provided for in this Agreement, rights under this Agreement may not be waived except by an instrument in writing signed by the Member to be charged with the waiver.  The failure of a Member to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach of this Agreement shall not constitute a waiver of any provision of this Agreement or limit the Member’s rights thereafter to enforce any provision or exercise any right.

12.6Amendment

.  Except for (a) amendments executed by the Management Committee in connection with the admission of additional or substituted Members under Sections 2.6 or 8.5(e), and (b) deemed amendments under Section 12.7, notwithstanding the definition of “limited liability company agreement” contained in section 18-101(7) of the Act or any other contrary provision of the Act, no amendment, restatement, modification, or supplement of or to this Agreement shall be valid or shall constitute part of the “limited liability company agreement” of the Company unless it is made in a writing duly executed by each Member or at least one Representative of each Member, which writing specifically indicates that it is amending, restating, modifying or supplementing this Agreement.  To the extent reasonably possible, minutes, resolutions and consents of the Management Committee that are executed or approved by at least one Representative of each Member shall be read in a manner consistent with this Agreement.  To the extent of any irreconcilable conflict between any provision of this Agreement and any such minutes, resolutions or consents, this Agreement shall control.  Under no circumstances shall any consent or approval of the Management Committee that is not

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executed or approved by each Member or at least one Representative of each Member amend, restate, modify or supplement this Agreement.

12.7Severability

.  If at any time any covenant or provision contained in this Agreement is deemed in a final, non-appealable ruling of the Arbitration Panel to be invalid or unenforceable, such covenant or provision shall be considered divisible and shall be deemed immediately amended and reformed to include only such portion of such covenant or provision as such the Arbitration Panel has held to be valid and enforceable.  Such covenant or provision, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included in this Agreement.

12.8Force Majeure

.  Except for any obligation after Joint Funding to make Capital Contributions or other payments when due under this Agreement, the obligations of a Member , including the obligation of PM&G to timely achieve the Minimum Work Requirement during any Annual Period during the Phase I Earn-In Period, shall be suspended to the extent and for the period that performance is prevented in whole or in part by a Force Majeure Event.  The affected Member shall promptly give notice to the other Member of the Force Majeure Event and the suspension of performance, stating in the notice the nature of and the reasons for the Force Majeure Event and its estimated duration.  The affected Member shall resume performance as soon as reasonably possible.

12.9Rules of Construction

.  Each Member or other party to or bound by this Agreement acknowledges that it has been represented by counsel during the negotiation, preparation and execution of this Agreement or the acquisition of its Interest or other interest in the Company.  Each such party therefore waives the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the drafter of the agreement or document.

12.10Governing Law

.  This Agreement, and the rights and liabilities of the Members under this Agreement, shall be governed by and interpreted in accordance with the Laws of the State of Delaware, except for its rules as to conflicts of Laws that would apply the Laws of another state.

12.11Further Assurances

.  Each Member agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

12.12Survival

.

(a)Resignation, Relinquishment, Redemption and Transfer.  After the resignation or deemed resignation of a Member, the relinquishment or redemption of a Member’s Interest, or the Transfer by a Member of its entire Interest in the Company, such former Member shall have no further rights or obligations as a Member of the Company relating to periods after the date of the resignation, deemed resignation, relinquishment, redemption or Transfer; provided, that after such resignation, deemed resignation, relinquishment, redemption or Transfer, such former Member shall (i) not be released, either in whole or in part, from any liability of such Member to the Company or the other Members under this Agreement or

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otherwise relating to periods through the date of such resignation, deemed resignation, relinquishment, redemption or Transfer, unless each other Member agrees in writing to any such release, (ii) remain liable to each other Member and former Member and their respective Indemnified Member Parties for its reimbursement and indemnification obligations under Sections 4.3 and 4.4, and (iii) shall continue to have the right to enforce the indemnification and reimbursement obligations of the Company, the other Members and the former Members under Sections 4.2, 4.3 and 4.4 with respect to actions, omissions or events occurring before the date of such resignation, deemed resignation, relinquishment, redemption or Transfer, notwithstanding any amendment, restatement, modification or supplement to this Agreement adopted after the date of such resignation, deemed resignation, relinquishment, redemption or Transfer that attempts to limit or restrict such rights.  In addition, a former Member shall continue to be subject to its obligations, if any, under Sections 9.1(e) and 9.2 after the resignation or deemed resignation of such former Member.

(b)Dissolution, Liquidation and Termination.  After the dissolution, liquidation and termination of the Company, (i) each Person that was a Member as of the date of the dissolution of the Company shall be entitled to copies of all information acquired by or on behalf of the Company on or before the date of termination and not previously furnished to such Person, (ii) if any former Member continues to own all or any portion of the Properties, each Person that was a Member as of the date of dissolution of the Company shall continue to have rights of ingress and egress to such  Properties for purposes of ensuring Environmental Compliance, and (iii) each former Member (regardless whether such Person was a Member as of the date of the dissolution of the Company) shall remain liable for (A) its indemnification and reimbursement obligations under Sections 4.3 and 4.4, subject to Section 4.5, and (B) its Capital Contribution obligations under Sections 3.4 and 3.5, but only in the case of this clause (B) to the limited extent provided in Section 5.6(e).

(c)Survival of Provisions.   The provisions of this Agreement shall survive any event described in Section 12.12(a) and (b) to the fullest extent necessary for the enforcement of such provisions and the protection of the Members or other Persons in whose favor such provisions run.

12.13No Third Party Beneficiaries

.  Except to the extent specifically provided in this Agreement with respect to the Indemnified Member Parties (who are express third party beneficiaries of this Agreement solely to the extent provided in this Agreement), this Agreement is for the sole benefit of the Members and the Representatives, and no other Person (including any creditor of the Company, the Members, and the Indemnified Member Parties), is intended to be a beneficiary of this Agreement or shall have any rights under this Agreement.  Except as specifically provided in this Agreement, no Person (including any named third party beneficiary) shall have a right to approve any amendment or modification, or waiver under, this Agreement.

12.14Entire Agreement

.  This Agreement and the Contribution Agreement contain the entire understanding of the Members with respect to the Company and supersede all prior agreements, understandings and negotiations relating to the subject matter of this Agreement and the Contribution Agreement.

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12.15Parties in Interest

.  This Agreement shall inure to the benefit of the permitted successors and permitted assigns of the Members \, and shall be binding upon the successors and assigns of the Members (whether or not permitted).  In the event of any conflict between this Agreement, on the one hand, and the Contribution Agreement, on the other hand, the terms of this Agreement shall control.

12.16Counterparts

.  This Agreement may be executed in multiple counterparts, and all such counterparts taken together shall constitute the same document.

12.17Rule Against Perpetuities

.  The Members do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule.  Accordingly, if any right or option to acquire any interest in the Properties, in an Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules.  If, however, any such violation should inadvertently occur, the provisions of this Agreement shall be revised in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

[Signatures on Next Page]

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The parties have executed this Agreement on the dates indicated below to be effective for all purposes as of the Effective Date.

MEMBERS:

TIMBERLINE RESOURCES CORP.

Address: ________________By: ______________________________

_________________________Name: ___________________________
Attention: ________________Title: ____________________________
Facsimile: ________________ Date: ____________________________

PM&GOLD MINES, INC.

Address:________________By: ______________________________

________________________Name: ___________________________
Attention: _______________Title: ____________________________
Facsimile: _______________ Date: ____________________________

Limited Liability Company Agreement of Lookout Mountain LLC: Signature Page

APPENDIX A

Defined Terms

1.Defined Terms.  As used in the Agreement, the following capitalized terms have the following meanings given:

“Accounting Procedure” means the accounting and other procedures in Exhibit B.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Adverse Consequences” mean with respect to a Person, claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements and expenses (including reasonable attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or nature against, suffered or incurred by the Person, including, if the Person is a Member, any of the foregoing suffered or incurred by the Company to the extent funded by Capital Contributions of the  Member to the Company, but excluding any diminution in the value of the Company or its Assets or any Interest.

“Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the subject Person.  Notwithstanding the previous sentence, the Company shall not be considered an Affiliate of either Member or any of their respective Affiliates.

“Annual Period” means each calendar period of 365 days (or 366 days during a calendar period that includes February 29th) commencing on the Effective Date and each subsequent anniversary of the Effective Date and ending on the calendar day immediately preceding the Effective Date of the next calendar year.

“Area of Interest” means the area described as the “Area of Interest” in Exhibit A.

“Assets” means the Properties, Products and all other real and personal property, tangible and intangible, including existing or after-acquired properties, and all contract rights, in each case held by the Company.

“Budget” means a detailed estimate of all costs to be incurred and a schedule of Capital Contributions to be made by the Members with respect to a Program.

“Business” means the conduct of the business of the Company in furtherance of the purposes stated in Section 2.3 and in accordance with this Agreement.

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“Business Account” means the account maintained by the Management Committee for the Company in accordance with the Accounting Procedure.

“Business Day” means any day on which federally chartered banks are generally open for business in Coeur d’Alene, Idaho and Reno, Nevada.

“Capital Account” means the capital account maintained for each Member in accordance with Treasury Regulations section 1.704-1(b)(2)(iv).

“Capital Contribution” means, with respect to a Member, the sum of (a) the dollar amounts of any cash and cash equivalents contributed by the Member to the capital of the Company, plus (b) the fair market value, as agreed by all of the Members, or if they cannot agree, as determined by the Management Committee, of any property (other than cash or cash equivalents) contributed by the Member to the capital of the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to).  In the context of a proposed or adopted Program and Budget, Capital Contribution means the proposed or actual amount of capital that each Member is required to contribute to the Company from time to time to fund the Program and Budget.

“Code” means the Internal Revenue Code of 1986.

“Company” means Lookout Mountain LLC, the Delaware limited liability company governed by this Agreement.

“Confidential Information” means all information, data, knowledge and know-how (including formulas, patterns, compilations, programs, devices, methods, techniques and processes) provided by the Company, a Member or the Management Committee, any of their respective Affiliates, or any of their respective employees or agents, to any of the foregoing that either (a) derive independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and that are the subject of efforts that are reasonable under the circumstances to maintain their secrecy, or (b) that are designated by the providing Person as confidential, in each case including all analyses, interpretations, compilations, studies and evaluations based on the information, data, knowledge and know-how that are generated or prepared by or on behalf of the recipient of the information, data, knowledge or know-how.

“Continuing Obligations” means obligations or responsibilities that are reasonably expected to or actually continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

“Contributed Capital” means the aggregate amount of Capital Contributions made by each Member to the Company; provided, however, that (a) no portion of PM&G’s Initial Contribution shall constitute Contributed Capital until the completion of PM&G’s entire Initial Contribution, and (b) for purposes of determining Contributed Capital (but not for purposes of maintaining the Capital Accounts) after an election under Section 3.6(c) or Section 3.6(b)(iv)(A), (i) the Contributed Capital of the Non-Defaulting Member shall be increased by (A) the Default Amount; multiplied by (B) the Dilution Multiple, and (ii) the Contributed Capital

Appendix A – Defined Terms: Page 2

of the Delinquent Member shall be decreased by (A) the amount calculated in clause (ii) above; minus (B) the Default Amount.  In the case of an election under Section 3.6(b)(iv)(A), the Default Amount shall equal the unpaid portion of the Default Loan and all accrued and unpaid interest.  The amount contributed on behalf of the Delinquent Member by the Non-Defaulting Member is not intended to affect the Members’ Capital Accounts.

“Contribution Agreement” means the Contribution Agreement, dated as of the Effective Date, among Timberline and the Company, as to the Initial Contribution of Timberline.

“Control” means (a) when used as a verb, (i) with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the entity through the legal or beneficial ownership of voting securities or the right to appoint managers, directors or corporate management, or by contract,  operating agreement, voting trust or otherwise, and (ii) with respect to a natural person, the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise, and (b) when used as a noun, an interest that gives the holder the ability to exercise any of the powers described in clause (a).

“Default Rate” means a rate per annum equal to the lesser of (a) the Prime Rate plus 2 percentage points, and (b) the maximum non-usurious rate permitted by applicable Law.

“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including, but not limited to, pre-stripping, stripping and the construction or installation of a mill, leach facilities, or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products, and all related Environmental Compliance.

“Dilution Multiple” means 1.5.

“Encumbrance” means any mortgage, deed of trust, security interest, pledge, lien, right of first refusal, right of first offer, other preferential right, profits interest, net profits interest, royalty interest, overriding royalty interest, conditional sale or title retention agreement, or other burdens of any nature.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Compliance Fund” means the account established under Section 2.14 of Exhibit B.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; employee health and safety; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including

Appendix A – Defined Terms: Page 3

ambient air, surface water and groundwater; and all other Laws relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all Adverse Consequences (including liabilities for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) that are asserted against the Company, either Member or the Management Committee, by any Person other than the other Members, arising out of, based on or resulting from (a) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties or emanating, migrating or threatening to emanate or migrate from the Properties to off-site properties, (b) physical disturbance of the environment, or (c) the violation or alleged violation of any Environmental Laws.

“Existing Data” means (a) all records, information and data relating to title to the Properties or environmental conditions at or pertaining to the Properties, (b) all maps, assays, surveys, technical reports, drill logs, samples, mine, mill, processing and smelter records, and metallurgical, geological, geophysical, geochemical, and engineering data, and interpretive reports derived therefrom, and (c) all production reports, accounting and financial records, and other material information, in each case pertaining to or developed in operations on the Properties in the possession of, or reasonably available to, Timberline as of the Effective Date, as described on Exhibit A in the Contribution Agreement.

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including drilling required after discovery of potentially commercial mineralization, and all related Environmental Compliance.

“Force Majeure Event” means, with respect to the Management Committee or any Member, any cause, condition, event or circumstance, whether foreseeable or unforeseeable, beyond its reasonable control, including the following to the extent beyond its reasonable control: (a) labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member or Management Committee to grant), (b) the inability to obtain on reasonably acceptable terms any Permit or private license, consent or other authorization, and any actions or inactions by any Governmental Authorities or private third parties that delay or prevent the issuance or granting of any Permits or other authorization required to conduct Operations beyond the reasonable expectations of the Member or Management Committee seeking the Permit or other authorization, including (i) the failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within 5 years of initiation of that process, and (ii) an appeal of the issuance of a Permit or authorization that revokes, suspends or curtails the right under the Permit or authorization to conduct Operations, (c) changes in Law, and instructions, requests, judgments and orders of Governmental Authorities, (d) curtailments or suspensions of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws, (e) acts of

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terrorism, acts of war, and conditions arising out of or attributable to terrorism or war, whether declared or undeclared, (f) riots, civil strife, insurrections and rebellions, (g) fires, explosions and acts of God, including earthquakes, storms, floods, sink holes, droughts and other adverse weather conditions, (h) delays and failures of suppliers to supply, or of transporters to deliver, materials, parts, supplies, services or equipment, (i) contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services, (j) accidents, (k) breakdowns of equipment, machinery or facilities, (l) actions by native rights groups, environmental groups, or other similar special interest groups, and (m) other similar causes, conditions, events and circumstances, whether similar or dissimilar to the foregoing, beyond its reasonable control.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any domestic or foreign national, regional, state, tribal, or local court, governmental department, commission, authority, central bank, board, bureau, agency, official, or other instrumentality exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Governmental Fees” means all location fees, mining claim rental fees, mining claim maintenance payments, recording or filing fees and other payments required by Law to be paid to any Governmental Authority to locate or maintain any licenses, permits, unpatented mining claims, concessions, fee lands, mining leases, surface leases or other tenures included in the Properties.

“Initial Contribution” means the Capital Contribution that each Member has made or agrees to make under Section 3.2.

“Insolvency Event” means, with respect to a Person, the occurrence of any of the following events: (a) a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of the Person’s assets is appointed and the appointment is neither made ineffective nor discharged within 60 days after the making thereof, or the appointment is consented to, requested by, or acquiesced in by the Person, (b) the Person commences a voluntary case, or consents to the entry of any order for relief in an involuntary case, under any applicable bankruptcy, insolvency or similar Law, (c) the Person consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets, (d) the Person makes a general assignment for the benefit of creditors or fails generally to pay its debts as they become due, or (e) entry is made against the Person of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar Law.

“Interest” means, with respect to a Member (a) the limited liability company interest of the Member, including the Member’s Capital Account and share of items of Profit, Loss and credits of, and the right to receive distributions (liquidating or otherwise) from the Company under the terms of this Agreement, (b) the Member’s status as a Member, (c) all other rights, benefits and privileges enjoyed by the Member in its capacity as a Member, including the Member’s rights to vote, consent and approve those matters described in this Agreement, and (d)

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all obligations, duties and liabilities imposed on the Member under this Agreement in its capacity as a Member (but not in any other capacity).  The Interest of a Member shall be reflected as a percentage, reflecting the percentage interest of the Member in certain allocations of items of Profit, Loss and credit and certain distributions of cash or property, as the percentage interest may from time to time be adjusted under this Agreement.  Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%).  Decimals of 0.005 or more shall be rounded up to 0.01. Decimals of less than 0.005 shall be rounded down.  The initial Interests of the Members as of the Effective Date are in Section 3.1(a).

“Law” means all applicable federal, state, local, municipal, tribal and foreign laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“Leased Property” means the undivided 100% leasehold interest in certain fee lands and unpatented mining claims in Eureka County, Nevada, as more particularly described as the “Leased Property” in Exhibit A.

“Leases” means the mining leases covering the Leased Property in the description of Underlying Agreements in Exhibit A.

“Loss” mean any item of loss or deduction of the Company as determined under the capital accounting rules of Treasury Regulation § 1.704-1(b)(2)(iv) for purposes of adjusting the capital accounts of the Members including, without limitation, the provisions of paragraphs (b), (f) and (g) of those regulations relating to the computation of items of deduction and loss.

“Member” and “Members” mean Timberline and PM&G and any other Person admitted as a substituted or additional Member of the Company under this Agreement.  The term “Member” also includes a former Member, but only to the extent of any rights or obligations under this Agreement that expressly survive the resignation of the Member, the Transfer of the Member’s Interest or the dissolution and liquidation of the Company.

“Misconduct” means, with respect to a Member (a) an unauthorized act or assumption of liability by the Member, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the Company or the other Member, except under the authority expressly granted in this Agreement or as otherwise agreed in writing by the Members, (b) a material breach by the Member in its capacity as a Member  of any covenant contained in this Agreement, or (c) if the Member or an Affiliate of the Member is a Representative, a material breach by the Representative of any of its obligations under this Agreement that (i) constitutes a breach of its standard of care under Section 5.4, as limited by Section 5.5 and (ii) continues for 30 days after notice from any other Member demanding performance (unless the Representative in good faith disputes the existence of the material breach).

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“Mining” means the mining, extracting, producing, handling, milling or other processing of Products.

“Net Proceeds” means the amounts calculated as provided in Exhibit D that may be payable to a Member after the resignation or deemed resignation of the Member as provided in this Agreement.

“Net Smelter Returns Royalty” means a net smelter returns royalty that may be granted by the Company to a Member upon the resignation or deemed resignation of such Member as provided in this Agreement in the form of the Net Smelter Returns Royalty Deed attached as Exhibit E.

“Operations” means the activities and operations of the Company.

“Owned Property” means the undivided 100% interest in certain unpatented mining claims in Eureka County, Nevada, as more particularly as the “Owned Property” in Exhibit A.

“Permit” means any permit, franchise, license, authorization, order, certificate, registration, variance, settlement, compliance plan or other consent or approval granted by any Governmental Authority.

“Permitted Encumbrance” means, with respect to any Assets, (a) Encumbrances specifically approved by the Management Committee, (b) mechanic’s, materialmen’s or similar Encumbrances if payment of the secured obligation is not yet overdue or being contested in good faith, (c) Encumbrances for Taxes, assessments, obligations under workers’ compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue or being contested in good faith, (d) Encumbrances existing at the time of, or created concurrent with, the acquisition of the Assets, (e) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that do not materially interfere with, materially impair or materially impede the Business or Operations or the value or use of the Assets, (f) pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds, completion bonds and other similar obligations that are incurred in the ordinary course of Operations on the Assets, and (g) Encumbrances consisting of (i) rights reserved to or vested in any Governmental Authority to control or regulate the Assets, (ii) obligations or duties to any Governmental Authority with respect to any Permits and the rights reserved or vested in any Governmental Authority to terminate Permits or to condemn or expropriate property, and (iii) zoning or other land use or Environmental Laws of any Governmental Authority.

“Person” means a natural person, corporation, joint venture, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, trust, estate, business trust, association, Governmental Authority or other entity.

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“Prime Rate” means the interest rate quoted as “Prime” by JPMorgan Chase and Co., at its head office, as the rate may change from day to day (which quoted rate may not be the lowest rate at which the bank loans funds).

“Products” means all ores, minerals and mineral resources produced from the Properties.

“Profit” means any item of income or gain of the Company as determined under the capital accounting rules of Treasury Regulation § 1.704-1(b)(2)(iv) for purposes of adjusting the Capital Accounts of the Members including, without limitation, the provisions of paragraphs (b), (f) and (g) of those regulations relating to the computation of items of income or gain.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Management Committee for a year or any longer period.

“Properties” means (a) the Owned Property and the Leased Property, together with all water and water rights, easements and rights-of-way, and other appurtenances attached to or associated with the Owned Property or the Leased Property, and (b) all other interests in real property within the Area of Interest that are acquired by the Company.

“Qualifying Expenses” mean costs and expenses incurred during the Earn-In Period that are properly chargeable to the Business Account under Exhibit B, and, in the case of the Phase I Earn-In are part of the approved Phase I Approved Program and Budget.  For greater certainty, any expenses incurred for Phase II prior to the end of the Phase I Earn-In Period that are not part of the Approved Program and Budget for Phase I shall not count as Qualifying Expenses for the purposes of the Phase I Earn-In.

“Securities Act” means the Securities Act of 1933, together with the rules and regulations promulgated by the United States Securities and Exchange Commission under the statute.

“Tax Distribution Amount” means, with respect to each Member, the remainder (but not below zero) of the amount calculated in clause (a) below minus the amount calculated in clause (b) below.

(a)The amount under this clause (a) is the product of Tax Percentage multiplied by the remainder of (i) the cumulative amounts of items of income and gain allocated to the Member for federal income tax purposes for all periods (excluding gains from the sale of all or substantially all the assets of the Company), minus (ii) the cumulative amounts of items of deduction, loss and expense allocated to the Member for federal income tax purposes for all periods (excluding losses from the sale of all or substantially all of the assets of the Company).

(b)The amount under this clause (b) is the cumulative distributions distributed to the Member pursuant to this Agreement for all periods.

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“Tax Percentage” means a percentage (which percentage shall be the same for each Member regardless of such Member’s actual effective state or federal tax rates) established at the maximum marginal state and federal tax rates in effect for corporations resident in the State of Delaware for the calendar year to which the applicable Tax Distribution relates or such other rate as the Management Committee shall reasonably determine.  The Tax Percentage shall be such percentage reasonably determined by the Management Committee in accordance with the preceding sentence from time to time.

“Transfer” means, with respect to any asset, including any Interest or other interest in the Company (including any right to receive distributions from the Company or any other economic interest in the Company), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of the asset, whether the disposition is voluntary, involuntary or by merger, exchange, consolidation, bankruptcy or other operation of Law, including (a) in the case of an asset owned by a natural person, a transfer of the asset upon the death of its owner, whether by will, intestate succession or otherwise, (b) in the case of an asset owned by a Person that is not a natural person, a distribution of the asset, including in connection with the dissolution, liquidation, winding up or termination of the Person (other than a liquidation under a deemed termination solely for tax purposes), and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance on the asset; provided, that the creation of an Encumbrance on an asset shall not constitute a Transfer of the asset.

“Underlying Agreement” means any agreement, conveyance or instrument to which any of the Properties are subject and that contain unperformed, ongoing or surviving obligations or liabilities of any party, including the Leases and the other agreements, conveyances and instruments contributed to the Company by Timberline and described on Exhibit A.

2.Terms Defined in the Agreement.  As used in the Agreement, the following terms have the meanings given in the Agreement where indicated below:

Defined TermWhere Defined

AAASection 11.3

Acquiring MemberSection 10.1(b)

AgreementIntroductory paragraph

AmendmentsSection 6.5

Arbitration PanelSection 11.3(a)

Contributing MemberSection 6.6(b)

Covered Real PropertySection 10.1(a)

Default AmountSection 3.6(a)

Default Loan Section 3.6(b)

Delinquent MemberSection 3.6(a)

DisputeSection 11.1

Dispute PartySection 11.1

Earn-in PeriodSection 3.2(b)(ii)

Effective DateIntroductory paragraph

Excess ContributionSection 6.6(b)

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Indemnified Member PartiesSection 4.3(a)

Indemnifying MemberSection 4.3(a)

Independent AccountantSection 6.13(a)

Joint FundingSection 3.4.

Major DecisionSection 5.2(f).

Management CommitteeSection 5.2(a)

Member AuditSection 6.13(b)

Minimum Expense AmountSection 3.2(b)

Minimum Work RequirementSection 3.2(b)

Monthly Capital CallSection 7.3(d)

Non-Contributing MemberSection 6.6(a)

Non-Contribution NoticeSection 6.6(a)

Non-Defaulting MemberSection 3.6(a)

Notified MemberSection 8.4(a)

Offer NoticeSection 8.4(a)

Offered InterestSection 8.4(a)

Offered PriceSection 8.4(a)

Offered TermsSection 8.4(a)

Permitted Interest EncumbranceSection 8.2(b)

Permitted TransferSection 8.2(a)

Phase I ContributionSection 3.2(b)(i)

Phase I Due DateSection 3.2(b)(i)

Phase I Earn-In PeriodSection 3.2(b)(i)

Phase II ContributionSection 3.2(b)(ii)

Phase II Due DateSection 3.2(b)(ii)

Phase II Earn-In PeriodSection 3.2(b)(ii)

Phase II InterestSection 3.2(b)(ii)

Phase II NoticeSection 3.2(b)(ii)

PM&GIntroductory paragraph

PM&G ProductsSection 7.3(a)

RepresentativesSection 5.2(a).

Requesting MemberSection 7.3(b)

Selling MemberSection 8.4(a)

Tax DistributionSection 7.1(d)

Timberline Introductory paragraph

Timberline Phase II InterestSection 3.2(b)(ii)

Timberline ProductsSection 7.3(a)

Underfunded AmountSection 6.6(a)

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